                            SCHEDULE 14C INFORMATION
               INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]  Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d)(1))

[X]  Definitive Information Statement

                                 BIOSEPRA INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
     (set forth the amount on which the filing fee is calculated and state how it was determined):
          $12.0 million -- sale price

     ---------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:
          $12.0 million

     ---------------------------------------------------------------------------

(5)  Total fee paid:
          $2,400

     ---------------------------------------------------------------------------

[X]  Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

     ---------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

(3)  Filing Party:

     ---------------------------------------------------------------------------

(4)  Date Filed:

     ---------------------------------------------------------------------------

                                 BIOSEPRA INC.
                                111 Locke Drive
                        Marlborough, Massachusetts 01752
                                 (508) 357-7500

April 26, 1999

Dear Stockholder,

     The enclosed Information Statement is being furnished to stockholders of BioSepra Inc., a Delaware corporation ("BioSepra"), in connection with action taken by written consent of the stockholders (the "Written Consent") with respect to the two proposals set forth below. The Board of Directors is not soliciting proxies in connection with the Written Consent and proxies are not requested from stockholders.

     The proposals, subject of the enclosed Information Statement, are as follows:

     1. A proposal to approve and adopt the proposed sale for cash, to Life Technologies, Inc., a Delaware corporation, of substantially all of the assets and business of BioSepra (including any business conducted through subsidiaries) other than such assets and business of BioSepra and its subsidiaries relating to intracorporeal and "on line" extracorporeal therapies or any autologous treatment (the "Proposed Sale").

     2. A proposal to approve a change of BioSepra's name to "Biosphere Medical Corp." or such other name as shall be determined by the Board of Directors of BioSepra (the "Name Change").

     YOUR BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED SALE AND DETERMINED THAT THE PROPOSED SALE IS FAIR AND IN THE BEST INTERESTS OF BIOSEPRA AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE PROPOSED SALE.

     YOUR BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE NAME CHANGE.

     In arriving at its recommendation, the Board gave careful consideration to a number of factors, as described in the enclosed Information Statement, including the opinion of its financial advisor, Adams Harkness & Hill ("AH&H"), to the effect that the consideration to be received by BioSepra is fair, from a financial point of view, to BioSepra and holders of its Common Stock. The written opinion of AH&H is attached as Appendix B to the enclosed Information Statement. You are urged to read the opinion in its entirety for a description of the assumptions made, the matters considered and procedures followed by AH&H.

     Sepracor, Inc., a holder of approximately 64% of BioSepra's Common Stock, has executed a written consent in favor of the two proposals listed above as of the date of this Information Statement. However, the proposals listed above will not be effected until at least 20 days after this Information Statement has first been sent to stockholders.

                                          By Order of the Board of Directors,

                                          Philip V. Holberton
                                          Secretary

                             ---------------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

            The date of this Information Statement is April 26, 1999

                                 BIOSEPRA INC.
                             ---------------------

                             INFORMATION STATEMENT
                             ---------------------

               CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

     This Information Statement is being furnished to stockholders of BioSepra Inc., a Delaware corporation ("BioSepra"), in connection with action taken by written consent of the stockholders (the "Written Consent") with respect to the two proposals set forth below. The Board of Directors is not soliciting proxies in connection with the Written Consent and proxies are not requested from stockholders. This Information Statement is first being mailed to stockholders of BioSepra on or about April 27, 1999.

     The proposals, subject of the enclosed Information Statement, are as follows:

     1. A proposal to approve and adopt the proposed sale for cash, to Life Technologies, Inc., a Delaware corporation, of substantially all of the assets and business of BioSepra (including any business conducted through subsidiaries) other than such assets and business of BioSepra and its subsidiaries relating to intracorporeal and "on line" extracorporeal therapies or any autologous treatment (the "Proposed Sale").

     2. A proposal to approve a change of BioSepra's name to "Biosphere Medical Corp." or such other name as shall be determined by the Board of Directors of BioSepra (the "Name Change").

     Only stockholders of record at the close of business on March 29, 1999 will be entitled to receive notice of the Written Consent.

     The principal executive office of BioSepra is located at 111 Locke Drive, Marlborough, Massachusetts 01752. The telephone number of the principal executive office of BioSepra is (508-357-7500).

                                          By Order of the Board of Directors,

                                          Philip V. Holberton
                                          Secretary
                             ---------------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

April 26, 1999

                                 BIOSEPRA INC.
                                111 Locke Drive
                        Marlborough, Massachusetts 01752
                                 (508) 357-7500
                             ---------------------

                             INFORMATION STATEMENT
                             ---------------------

     This Information Statement is being furnished to holders of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of BioSepra Inc., a Delaware corporation ("BioSepra" or the "Company"), in connection with action taken by written consent of the stockholders (the "Written Consent") for (i) the sale of substantially all of the assets and business of BioSepra (including any business conducted through subsidiaries) other than such assets and business of BioSepra and its subsidiaries relating to intracorporeal and "on line" extracorporeal therapies or any autologous treatment (the "Transferred Business") for cash, to Life Technologies, Inc., a Delaware corporation, pursuant to a Purchase Agreement, dated as of April 14, 1999, (the "Purchase Agreement") between BioSepra and Life Technologies, Inc. ("Life Technologies"); and (ii) an amendment to BioSepra's charter to reflect a change in name to "Biosphere Medical Corp." or such other name as shall be determined by the Board of Directors of BioSepra (the "Name Change"). A copy of the Purchase Agreement is attached hereto as Appendix A. Capitalized items used in the Information Statement but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

     The purchase price (the "Purchase Price") payable by Life Technologies for the Proposed Sale is $12.0 million, subject to adjustment based on the Closing Balance Sheet, which includes $1.0 million to be deposited by Life Technologies into an escrow account as an indemnification reserve amount to cover possible indemnification claims pursuant to the Purchase Agreement and the related Escrow Agreement.
                             ---------------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.
                             ---------------------

     In conformance with the Delaware General Corporation Law ("DGCL") and BioSepra's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to approve the Proposed Sale and the Name Change. In accordance with the DGCL, Sepracor, Inc., as holder of a majority of the outstanding shares of Common Stock has executed a written consent approving the Proposed Sale and the Name Change. ACCORDINGLY, BIOSEPRA IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. FOR THAT REASON, NO PROXY CARD HAS BEEN ENCLOSED AND NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER APPROVAL OF THE PROPOSED SALE OR THE NAME CHANGE. The Proposed Sale will not be consummated, and the Name Change will not become effective, until at least twenty (20) days after the mailing of this Information Statement.

     THIS INFORMATION STATEMENT IS FURNISHED BY BIOSEPRA FOR INFORMATION PURPOSES ONLY. This Information Statement is first being mailed on or about April 27, 1999 to holders of record of Common Stock as of the close of business on March 29, 1999 (the "Record Date"). As of the Record Date, 8,456,059 shares of Common Stock were outstanding.

                             AVAILABLE INFORMATION

     BioSepra Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by BioSepra Inc. can be inspected and copied at the public reference facilities at the SEC's office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the SEC's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the SEC's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning BioSepra Inc. can also be inspected and copied at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
SUMMARY.....................................................    1
  Stockholder Written Consent To The Proposed Sale And Name
     Change.................................................    1
  The Proposed Sale.........................................    1
  Name Change...............................................    3
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............    4
PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA..............    5
THE STOCKHOLDER WRITTEN CONSENT.............................    6
  The Written Consent.......................................    6
  Record Date and Outstanding Shares........................    6
  No Dissenters' Rights.....................................    6
THE PROPOSED SALE...........................................    6
THE PURCHASE AGREEMENT......................................   13
STOCK PERFORMANCE DATA......................................   20
COMPARATIVE PER SHARE DATA..................................   21
BOOK VALUE PER SHARE........................................   21
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.................   21
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS..............   22
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS..............   23
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS..............   24
PRO FORMA CONSOLIDATED BALANCE SHEET........................   25
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   27
NAME CHANGE.................................................   29
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........   30
APPENDIX A -- ASSET PURCHASE AGREEMENT......................  A-1
APPENDIX B -- OPINION OF ADAMS, HARKNESS & HILL, INC........  B-1

                                  INTRODUCTION

     This Information Statement is being furnished to stockholders of BioSepra Inc., a Delaware corporation ("BioSepra"), in connection with action taken by written consent of the stockholders (the "Written Consent") with respect to the following two proposals:

          1. A proposal to approve and adopt the proposed sale for cash, to Life Technologies, Inc., a Delaware corporation, of substantially all of the operating assets and business of BioSepra (including any business conducted through subsidiaries) other than such assets and business of BioSepra and its subsidiaries relating to intracorporeal and "on line" extracorporeal therapies or any autologous treatment (the "Proposed Sale").

          2. A proposal to approve a change of BioSepra's name to "Biosphere Medical Corp." or such other name as shall be determined by the Board of Directors of BioSepra (the "Name Change").

     Pursuant to the Written Consent, BioSepra's stockholders have approved (i) the proposed sale for cash to Life Technologies, Inc., a Delaware corporation ("Life Technologies"), of substantially all of the assets and business of BioSepra (including any business conducted through subsidiaries) other than such assets and business of BioSepra and its subsidiaries relating to intracorporeal and "on line" extracorporeal therapies or any autologous treatment, pursuant to a Purchase Agreement between Life Technologies and BioSepra dated as of April 14, 1999, a copy of which is attached hereto as Appendix A (the "Purchase Agreement"); and (ii) the change of BioSepra's name to "Biosphere Medical Corp." or such other name as shall be determined by the Board of Directors of BioSepra.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and Appendix A and Appendix B attached hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them in the Purchase Agreement, elsewhere in this Information Statement or in the Appendices attached hereto. Stockholders are urged to read this Information Statement and the Appendices hereto in their entirety.

STOCKHOLDER WRITTEN CONSENT TO THE PROPOSED SALE AND NAME CHANGE

     Consent Required and Received. Pursuant to Section 271 of the DGCL and BioSepra's Certificate of Incorporation, the written consent of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is required to approve the Proposed Sale and the Name Change. Sepracor, Inc. ("Sepracor") holds approximately 64% of the outstanding Common Stock of BioSepra and has consented in writing to the Proposed Sale and the Name Change, which consent satisfies the requirements of Section 271. See "The Stockholder Written Consent."

THE PROPOSED SALE

     The Parties. BioSepra was originally incorporated in Delaware in December 1993 and is a majority-owned subsidiary of Sepracor. BioSepra develops, manufactures and sells chromatographic process media for use by pharmaceutical companies in the purification and production of biopharmaceuticals (as further defined below, the "Process Media Business"). After consummation of the Proposed Sale, BioSepra will no longer engage in the Process Media Business and will thereafter focus its efforts on developing its proprietary Bead Technology (as defined below) for use in medical applications of hypervascularized tumors and arteriovenous malformations, and to further develop the technology for use in the treatment of uterine fibroids and other disease indications. The principal executive offices of BioSepra are located at 111 Locke Drive, Marlborough, Massachusetts 01752, and its telephone number is (508) 357-7500.

     BSA (formerly known as IBF, S.A.) is a subsidiary of BioSepra, which Biosepra acquired from Sepracor in January of 1994 when Sepracor transferred its Process Media Business, including substantially all of the outstanding shares of BSA, to BioSepra. BSA is located at 35 Avenue Jean Jaures, 92395 Villeneuve La Garenne Cedex, France.

     Life Technologies is a Delaware corporation engaged in the business of developing, manufacturing and supplying more than 3,000 products used in life sciences research and commercial manufacturing of genetically engineered products. Life Technologies products include sera, other cell growth media, biochemicals and enzymes and other biological products necessary for recombinant deoxyribonucleic acid ("DNA") procedures. The principal executive offices of Life Technologies are located at 9800 Medical Center Drive, Rockville, Maryland 20850, and its telephone number is (301) 840-8000.

     Assets to Be Sold. Pursuant to the Purchase Agreement, BioSepra has agreed to sell to Life Technologies substantially all of its assets and business (including any business conducted through subsidiaries) other than such assets and business of BioSepra and its subsidiaries relating to intracorporeal and "on-line" extracorporeal therapies or any autologous treatment (the "Transferred Business"). See "The Purchase Agreement -- Transferred Business."

     Purchase Price. Pursuant to the Purchase Agreement, the purchase price to be paid by Life Technologies is $12.0 million in cash, subject to adjustment based on the Closing Balance Sheet, which includes $1.0 million which will be deposited by Life Technologies into an escrow account as an indemnification reserve amount to cover possible indemnification claims by Life Technologies. See "The Purchase Agreement -- Purchase Price" and "The Purchase
Agreement -- Assumed Liabilities".

     Closing of the Sale of the Transferred Business. The consummation of the Proposed Sale will occur on such date as the parties may agree following the satisfaction or waiver of the conditions contained in the Purchase Agreement. See "The Purchase Agreement -- The Closing." The parties currently anticipate that, subject to satisfaction or waiver of such conditions, the Closing will occur twenty (20) days after the mailing of this Information Statement or as soon thereafter as practicable.

     Approval by the Board of Directors. The Board of Directors believes that the Proposed Sale is in the best interest of BioSepra and its stockholders and is fair to BioSepra's unaffiliated stockholders. The Board of Directors has approved the Proposed Sale. The Board of Directors' approval of the Proposed Sale is based upon a number of factors described in this Information Statement. See "The Proposed Sale -- BioSepra's Reasons for the Proposed Sale; Approval of the Board of Directors and Opinion of BioSepra's Financial Advisor."

     Use of Proceeds. Of the approximately $12.0 million in total purchase price from the Proposed Sale, $1.0 million will be deposited by Life Technologies into an escrow account as an indemnification reserve amount, and approximately $650,000 will be used to pay expenses incurred in connection with the Proposed Sale. BioSepra expects to use the remainder of the proceeds from the Proposed Sale to grow its medical device business and to repay its bank debt of approximately $2.0 million. See "The Proposed Sale -- Use of Proceeds."

     Certain Tax Consequences. The Proposed Sale will be a taxable transaction to BioSepra for United States Federal income tax purposes and BioSepra will recognize gain on the Proposed Sale pursuant to the Purchase Agreement. It is anticipated, however, that there will not be any material tax payable at the corporate level because of net operating losses previously incurred by BioSepra. See "Certain Federal Income Tax Consequences."

     Conditions to the Proposed Sale. The obligations of BioSepra and Life Technologies to consummate the Proposed Sale are subject to approval by BioSepra's stockholders, as well as the satisfaction or waiver of certain other conditions customary to a transaction of this nature, including, among others,
(i) obtaining any necessary governmental approvals; (ii) the absence of orders of any court or governmental entity that enjoin, restrain or prohibit the Purchase Agreement or the consummation of the Proposed Sale; (iii) the consummation of the Proposed Sale must not be prohibited by any injunction or order, or any action or proceeding pending before any court or other governmental body seeking to restrain, prohibit or invalidate the transactions contemplated by the Purchase Agreement; (iv) the representations and warranties of BioSepra and Life Technologies must be true and correct; (v) BioSepra and Life Technologies shall have performed all of their respective obligations under the Purchase Agreement; (vi) no material adverse effect shall have occurred; and (vii) consents to the Proposed Sale of certain third parties who have agreements with BioSepra and BSA shall have been received. See "The Purchase Agreement -- Conditions."

     Termination. The Purchase Agreement may be terminated in certain circumstances, including, among others, (i) by either party, if the transactions contemplated by the Purchase Agreement have not been consummated by June 30, 1999; (ii) by the mutual written agreement of the parties; (iii) by BioSepra if prior to the Closing, BioSepra approves or accepts a Superior Proposal in compliance with the terms of the Purchase Agreement; (iv) by Life Technologies if BioSepra's Board of Directors (x) withdraws or modifies its recommendation of the Purchase Agreement, (y) recommends a Superior Proposal to BioSepra's stockholders; or (z) recommends the acceptance of a tender or exchange offer which, if completed, would result in the ownership by any person (and such person's affiliates) of fifty percent (50%) or more of BioSepra's outstanding shares; and (v) by either BioSepra or Life Technologies if prior to the Closing there is a material breach of any of the representations, warranties or covenants by the other party. See "The Purchase Agreement -- Termination."

     Interests of Certain Persons in the Proposed Sale. To the best of BioSepra's knowledge, no officer, director or holder of at least five percent (5%) of BioSepra's Common Stock has a financial interest in the Proposed Sale different from any other holder of Common Stock of BioSepra. See "The Proposed Sale -- Interests of Certain Persons in the Proposed Sale."

     No Appraisal Rights. Under the DGCL and BioSepra's Certificate of Incorporation, the holders of shares of the Common Stock will not be entitled to appraisal rights in connection with the Proposed Sale.

NAME CHANGE

     The BioSepra Board of Directors recommends approval of the amendment to change the name of BioSepra to "BioSphere Medical Corp." or such other name as shall be determined by the Board of Directors of BioSepra, so that BioSepra can fulfill its obligation under the Purchase Agreement to sell and assign the name "BioSepra" to Life Technologies, and to more accurately reflect the nature of BioSepra's business after the Closing. See "Name Change."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following are selected consolidated historical financial data of BioSepra on a consolidated basis for the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994. The selected historical consolidated financial data presented below should be read in conjunction with the Consolidated Financial Statements of BioSepra, together with the Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in BioSepra's 1998 Form 10K.

                                                              YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                  1998      1997      1996       1995       1994
                                                 -------   -------   -------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Revenue from existing product sales..........  $ 6,996   $ 8,254   $10,345   $  7,380   $  8,490
  Revenue from discontinued product sales......       --     1,382     3,078      5,000      2,430
  License fees.................................      120     3,600       900         --         --
  Research and development.....................      283        58        --        107        376
                                                 -------   -------   -------   --------   --------
          Total Revenue........................    7,399    13,294    14,323     12,487     11,296
                                                 -------   -------   -------   --------   --------
Cost and expenses:
  Cost of products sold........................    4,124     5,523     6,338      8,344      5,933
  Research and development.....................    1,299     1,859     2,399      2,761      3,383
  Selling, general and administrative..........    4,132     5,840     7,573      9,544      9,605
  Restructuring and impairment.................     (351)    4,179        --      4,144         --
  Purchase of in-process research and
     development...............................       --        --        --         --      3,500
                                                 -------   -------   -------   --------   --------
          Total cost and expenses..............    9,204    17,401    16,310     24,793     22,421
                                                 -------   -------   -------   --------   --------
Loss from operations...........................   (1,805)   (4,107)   (1,987)   (12,306)   (11,125)
Other income (expense):
  Interest income..............................      150       158       186        381        443
  Interest expense.............................     (222)      (72)     (214)      (448)      (250)
  Other income (expense).......................       64       217      (105)      (302)      (191)
                                                 -------   -------   -------   --------   --------
          Net loss.............................  $(1,813)  $(3,804)  $(2,120)  $(12,675)  $(11,123)
                                                 -------   -------   -------   --------   --------
Basic and diluted net loss per common share....  $ (0.21)  $  (.45)  $  (.27)  $  (1.81)  $  (1.76)(1)
Basic and diluted weighted average number of
  common shares outstanding....................    8,437     8,423     7,832      7,004      6,326(1)

BALANCE SHEET DATA:
Cash and cash equivalents......................  $ 2,235   $ 2,370   $ 4,142   $  3,693   $  7,983
Working capital................................    2,552     3,835     3,648     (1,269)     6,972
Total assets...................................   14,717    14,906    23,169     23,824     35,605
Long-term debt and capital leases..............      276       690     1,141      1,308        359
Shareholders' equity...........................    9,097    10,380    14,442     10,914     23,010

---------------
(1) The basic net loss per share and the weighted average number of shares of Common Stock outstanding for the year ended December 31, 1994 have been restated. These amounts have been restated to comply with the Securities and Exchange Commission's staff accounting bulletin No. 98 "Computation of Earnings Per Share," which eliminates the effects of 91,000 shares of "cheap stock" in the Company's original calculation of earnings per share.

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The following unaudited pro forma selected consolidated statement of operations data for the three fiscal years ended December 31, 1998, 1997 and 1996, and the unaudited pro forma selected consolidated balance sheet data, as of December 31, 1998, were derived from the unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated balance sheet included elsewhere in this Information Statement. This pro forma selected consolidated financial data should be read in conjunction with the description of the Proposed Sale contained in this Information Statement and the unaudited pro forma statements appearing elsewhere herein.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1998      1997      1996
                                                              -------   -------   -------
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
Total revenue...............................................  $   202   $   152   $   122
Loss from operations........................................   (1,610)   (1,658)   (1,826)
Net loss....................................................  $(1,301)  $(1,698)  $(2,003)
                                                              =======   =======   =======
Basic and diluted
  Net loss per share........................................  $  (.15)  $  (.20)  $  (.26)
                                                              =======   =======   =======

                                                              AS OF DECEMBER 31, 1998
                                                              -----------------------
PRO FORMA CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents...................................          $10,035
Working capital.............................................            8,603
Total assets................................................           11,590
Long-term debt and capital leases...........................               82
Stockholders' equity........................................           10,021

                        THE STOCKHOLDER WRITTEN CONSENT

THE WRITTEN CONSENT

     Section 271 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to sell all or substantially all of its assets if the sale is approved by stockholders holding a majority of the shares entitled to vote thereon. In addition, Section 242 of the DGCL permits a Delaware corporation to amend its certificate of incorporation if the amendment is approved by stockholders holding a majority of the shares entitled to vote thereon.

     Sepracor owns approximately 64% of the outstanding Common Stock of BioSepra and, on April 14, 1999, Sepracor executed and delivered to BioSepra its written consent to the Proposed Sale and the Name Change. The written consent executed and delivered by Sepracor satisfies the stockholder approval requirements of Sections 271 and 242 of the DGCL. Accordingly, no vote of any other stockholder is necessary and stockholder votes are not being solicited.

     Subject to the terms and conditions of the Purchase Agreement, it is contemplated that the Proposed Sale will be consummated not earlier than twenty
(20) days after the mailing of this Information Statement and following satisfaction or waiver of the conditions contained in the Purchase Agreement. See "The Purchase Agreement -- Conditions." The Name Change will become effective not earlier than twenty (20) days after the mailing of this Information Statement.

     This Information Statement is first being mailed to stockholders on or about April 27, 1999.

RECORD DATE AND OUTSTANDING SHARES

     The Board of BioSepra has fixed the close of business on March 29, 1999 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of the Written Consent. Accordingly, only holders of record of BioSepra's Common Stock at the close of business on the Record Date will be entitled to notice of the Written Consent. As of the Record Date, there were 8,456,059 shares of Common Stock outstanding held by 44 holders of record.

NO DISSENTERS' RIGHTS

     Stockholders of BioSepra who do not approve of the Proposed Sale are not entitled to appraisal or any other rights with respect to the Proposed Sale under Delaware law or BioSepra's Certificate of Incorporation.

                               THE PROPOSED SALE

     THE TERMS AND CONDITIONS OF THE PROPOSED SALE ARE CONTAINED IN THE PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS INFORMATION STATEMENT AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. The description in this Information Statement of the terms and conditions of the Proposed Sale is qualified in its entirety by, and made subject to, the more complete information set forth in the Purchase Agreement. Capitalized terms used in this Information Statement but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement. STOCKHOLDERS OF BIOSEPRA ARE URGED TO, AND SHOULD, CAREFULLY READ THE PURCHASE AGREEMENT IN ITS ENTIRETY.

GENERAL

     The Purchase Agreement, which was executed and delivered by BioSepra and Life Technologies Inc. on April 14, 1999, provides, in part, for the sale for cash, of substantially all of the assets and business of BioSepra (including any business conducted through subsidiaries) other than such assets and business of BioSepra and its subsidiaries relating to intracorporeal and "on line" extracorporeal therapies or any autologous treatment (the "Transferred Business") to Life Technologies and the assumption by Life Technologies of certain liabilities of BioSepra (the "Assumed Liabilities").

     Pursuant to the Purchase Agreement, the consideration to be received by BioSepra from Life Technologies pursuant to the Purchase Agreement totals $12.0 million in cash, subject to adjustment based upon the Closing Balance Sheet, which includes $1.0 million which will be deposited by Life Technologies with the Escrow Agent at the Closing as an indemnification reserve amount. See "The Purchase Agreement."

BIOSEPRA

     BioSepra develops, manufactures and sells chromatographic process media for use by pharmaceutical companies in the purification and production of biopharmaceuticals, and conducts some of its operations through BSA, its subsidiary. Upon consummation of the Proposed Sale, BioSepra will no longer engage in the Process Media Business and will, thereafter, focus its efforts on growing its medical device business.

     Through its subsidiary, BSA, BioSepra has developed emulsion technology to prepare perfectly spherical biocompatible beads ("Embospheres(TM)") for blood vessel occlusion ("Bead Technology"). In collaboration with the Department of Neuroradiology at Hospital Lariboisiere in Paris, France, this technology has been developed and initially commercialized in the application to starve hypervascularized tumors and arteriovenous malformations. BSA has also recognized the potential for Embospheres(TM) to have a wider application such as in the nonsurgical treatment of uterine fibroids, and for its biocompatible Bead Technology to be used in various medical fields such as tissue reconstruction, the treatment of incontinence and, possibly, drug delivery.

     In order to pursue this potential, BioSepra entered into a share purchase agreement (the "Share Purchase Agreement"), on December 31, 1998, with Marie-Paule Leroy-Laundercy ("MPLL"), pursuant to which BioSepra acquired from MPLL 51% of the capital and voting rights of Biosphere Medical, S.A., a French societe anonyme ("Biosphere"), a distributor of BioSepra's biocompatible beads in the medical field and the owner of the trademark Embospheres(TM) used in Bead Technology. This acquisition was completed on February 24, 1999. BioSepra holds an option to purchase the remaining shares of Biosphere until December 31, 2004, when such option expires.

     Upon the consummation of the Proposed Sale, BioSepra plans to divest itself of its Process Media Business and to implement its strategic plan to develop its proprietary Bead Technology in medical applications of hypervascularized tumors and arteriovenous malformations, and to further develop the technology for use in the treatment of uterine fibroids and other disease indications. BioSepra also intends to focus its operations on the development and marketing of Embospheres(TM) and other bioengineered microtherapeutic devices.

BIOSEPRA S.A.

     BSA is headquartered at 35 Avenue Jean Jaures, 92395 Villeneuve La Garenne Cedex, France, and was acquired by BioSepra in January, 1994. Since its inception BSA has been engaged in the Process Media Business, specializing in the design, manufacture, marketing and sales of a broad range of proprietary bioseparation and purification systems and consumable media. Since 1995, BSA has been engaged in the development of Bead Technology for medical applications.

LIFE TECHNOLOGIES, INC.

     Life Technologies is a global developer, manufacturer and supplier of more than 3,000 products used in life sciences research and commercial manufacturing of genetically engineered products. Life Technologies products include sera, other cell growth media, biochemicals and enzymes and other biological products necessary for recombinant DNA procedures. Life Technologies, Inc.'s principal business and principal office is located at 9800 Medical center Drive, Rockville, Maryland 20850 and its telephone number is (301) 840-8000.

BACKGROUND OF THE PROPOSED SALE

     At its regular Board meetings during 1997, BioSepra's Board of Directors began to explore the viability of the Company's Process Media Business, given the intense competition the Company faced within the bioprocessing industry. During that year, the Board of Directors retained an investment banking firm to assist the Board in evaluating its strategic options regarding the Process Media Business, and to determine alternative methods for maximizing shareholder value in the Company.

     Concurrently with its operations in the Process Media Business, BioSepra had, through its subsidiary BSA, developed and initially commercialized its Bead Technology in the application to starve hypervascularized tumors and arteriovenous malformations. However, as the investment banking firm explored the Company's options, it determined that potential buyers of the Process Media Business did not have an interest in the Company's embryonic Bead Technology. In addition, it became apparent that a patent infringement law suit that the Company was engaged in defending against one of its competitors was an obstacle to consummating any transaction involving the Process Media Business. At the end of 1997, BioSepra reached an agreement with its competitor in connection with the patent infringement law suit.

     At a regularly scheduled meeting of the Board on April 29, 1998, BioSepra's Board continued to discuss different options for the Company regarding the Process Media Business and directed the management of the Company to investigate the possibility of selling the Process Media Business, while keeping the Company's embryonic Bead Technology.

     At its regularly scheduled Board meeting on July 17, 1998, the directors directed the Company's management to seek potential acquirors for its Process Media Business. Shortly thereafter, Jean-Marie Vogel, the President and Chief Executive Officer of BioSepra, contacted Casey Eitner, Vice President, Business Development, Licenses and Acquisitions of Life Technologies to discuss the status of the Company's Process Media Business and to ascertain Life Technologies' interest in engaging in further discussions in connection with the potential acquisition of the Company's Process Media Business. At the same time, Mr. Vogel contacted other companies that had previously shown an interest in acquiring the Process Media Business.

     Prior to its regularly scheduled Board meeting on October 16, 1998, the Company received three alternative proposals for the purchase of the Process Media Business. The Board of Directors discussed the competing proposals and determined that it was in BioSepra's best interest to pursue exclusive arm's length discussions with Life Technologies. Over the next few months, Life Technologies conducted extensive due diligence of the Company's business. At its regularly scheduled Board of Directors meeting held on January 29, 1999, the Board of Directors reviewed the terms of Life Technologies' proposal. Based upon advice of the Company's special counsel, the Board directed the management of the Company to seek a fairness opinion regarding the Proposed Sale from a financial point of view. BioSepra retained Adams Harkness & Hill, Inc. ("AH&H") to provide such an opinion. On March 26, 1999, AH&H rendered its preliminary oral opinion to BioSepra's Board of Directors that the terms of the Proposed Sale were fair from a financial point of view.

     The Board of Directors of the Company convened a special meeting via teleconference on March 26, 1999. At this meeting, the management of the Company was authorized to enter into and execute the Purchase Agreement.

     On the evening of April 14, 1999, BioSepra and Life Technologies executed the Purchase Agreement.

BIOSEPRA'S REASONS FOR THE PROPOSED SALE; APPROVAL BY THE BOARD OF DIRECTORS

     BIOSEPRA'S BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED SALE IS IN THE BEST INTEREST OF BIOSEPRA AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE. The purchase price was negotiated on an arm's length basis between representatives of BioSepra and representatives of Life Technologies. BioSepra's Board of Directors based its conclusion, in part, on the factors set forth below.

          (i) BioSepra's goals and business plans to (i) implement its strategic plan to develop its proprietary Bead Technology in medical applications of hypervascularized tumors and arteriovenous malformations, and to further develop the technology for use in the treatment of uterine fibroids and other disease indications, and (ii) pursue the development and marketing of Embospheres(TM) and other bioengineered microtherapeutic devices and to exit the Process Media Business;

          (ii) the price and terms of the Proposed Sale, as reflected in the Purchase Agreement;

          (iii) the opinion of Adams Harkness & Hill ("AH&H") to the Board of BioSepra that, subject to the matters set forth therein, the consideration to be received by BioSepra in connection with the Proposed Sale would be fair, from a financial point of view, to BioSepra; and

          (iv) the knowledge that the Life Technologies proposal was negotiated in a competitive environment involving competing bids from another major manufacturer.

     BioSepra's business plan is to use the net cash proceeds from the Proposed Sale (subject to any indemnity obligations and retained liabilities) to implement its strategic plan to develop its proprietary Bead Technology in medical applications of hypervascularized tumors and arteriovenous malformations, and to further develop the technology for use in the treatment of uterine fibroids and other disease indications, and to develop and market Embospheres(TM) and other bioengineered microtherapeutic devices following its acquisition of a 51% interest in Biosphere.

     The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes material factors considered by the Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board, be impractical. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the Board. In addition, individual members of the Board may have given different weight to different factors.

     As the holder of a majority of the outstanding shares of Common Stock, Sepracor, which is not affiliated with Life Technologies, Inc., has executed a written consent approving the Proposed Sale, and accordingly no vote of any other stockholder is required to approve the Proposed Sale and stockholder votes are not being solicited. See "The Stockholder Consent to the Proposed Sale." BioSepra's directors and executive officers have informed BioSepra that, if such a vote of the stockholders had been required, they would have voted their shares of Common Stock in favor of such transactions and would have recommended that BioSepra's stockholders vote in favor of such transactions.

OPINION OF BIOSEPRA'S FINANCIAL ADVISOR

     BioSepra retained Adams, Harkness & Hill, Inc. ("AH&H") to evaluate the terms of the Purchase Agreement with Life Technologies Inc. and render an opinion as to its fairness from a financial point of view to holders of BioSepra's Common Stock. On March 26, 1999, AH&H rendered its preliminary oral opinion to BioSepra's Board of Directors, which opinion was subsequently confirmed in writing as of April 14, 1999, to the effect that, as of April 14, 1999, based on and subject to the matters stated in the opinion, the terms of the Purchase Agreement as a whole are fair, from a financial point of view, to BioSepra and holders of BioSepra's common stock.

     THE FULL TEXT OF AH&H'S WRITTEN OPINION DATED APRIL 14, 1999, SETTING FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS UPON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF BIOSEPRA COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF AH&H AND ITS OPINION ARE FOR THE BENEFIT OF THE BIOSEPRA BOARD OF DIRECTORS AND ITS OPINION WAS DELIVERED TO THE BIOSEPRA BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE PURCHASE AGREE-

MENT. AH&H'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE PURCHASE
AGREEMENT FROM A FINANCIAL POINT OF VIEW TO BIOSEPRA AND HOLDERS OF COMPANY COMMON STOCK, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PURCHASE AGREEMENT, NOR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF BIOSEPRA COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO THE PURCHASE AGREEMENT.

     In connection with the AH&H opinion, AH&H among other things: (i) reviewed the financial information contained in the Annual Report of the Company filed on Form 10-K, dated March 23, 1999; (ii) analyzed and discussed certain financial statements and other financial and operating data concerning the Company, including forecasts and estimates of the BioSepra S.A. subsidiary prepared by members of the senior management of the Company; (iii) conducted due diligence discussions with members of senior management of the Company; (iv) reviewed the historical market prices and trading activity for the common stock of BioSepra and compared them with those of certain publicly traded companies AH&H deemed to be relevant and comparable to the Company (the "Peer Group"); (v) reviewed the historical market prices for the common stock of BioSepra and compared them with those of certain market indices AH&H deemed to be relevant; (vi) compared the results of operations of the Company with those of the Peer Group companies;
(vii) compared the financial terms of the Purchase Agreement with the financial terms of certain other mergers and acquisitions to the extent AH&H deemed them to be relevant and comparable to the Purchase Agreement; (viii) participated in certain discussions and visits among representatives of the Company and their financial and legal advisors in the United States and France; (ix) reviewed a draft of the Purchase Agreement dated April 9, 1999, and drafts of the related Cross License and Supply Agreements dated April 9, 1999; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as AH&H deemed necessary, including its assessment of general economic, market and monetary conditions as of the date hereof.

     In connection with its review and in arriving at its opinion, AH&H did not independently verify any information received from the Company and relied on and assumed that all such information was complete and accurate in all material respects. With respect to any forecasts reviewed relating to the prospects of BioSepra, AH&H assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of BioSepra management as to the future financial performance of BioSepra. AH&H's opinion was rendered on the basis of securities market conditions prevailing as of the market close on April 14, 1999 and on the conditions and prospects, financial and otherwise, of BioSepra as known to AH&H on the opinion date. AH&H did not conduct, nor has it received copies of, any independent valuation or appraisal of any of the assets of BioSepra. In addition, AH&H has assumed, with BioSepra's consent, that any material liabilities (contingent or otherwise, known or unknown) of BioSepra are as set forth in its consolidated financial statements or described in the Purchase Agreement.

     In delivering the AH&H opinion to the Board of Directors, AH&H prepared and delivered to the Board of Directors certain written materials containing various analyses and other information material to the AH&H opinion. The following is a summary of these materials.

     Transaction Review. The Purchase Agreement between BioSepra and Life Technologies Inc., dated April 14, 1999, sets forth the BioSepra net assets being sold (the "Transferred Business"). In consideration for the Transferred Business, Life Technologies will pay BioSepra $12 million in cash, subject to certain adjustments depending on the level of specific BioSepra balance sheet items at the time of closing: (i) if BioSepra's current assets are above or below $5.25 million, a respective dollar-for-dollar increase or decrease will be made to the purchase price; and (ii) if BioSepra's total liabilities are above or below $850,000, a respective dollar-for-dollar decrease or increase will be made to the Purchase Price. AH&H assessed the fairness, from a financial point of view, to holders of BioSepra's common stock, of Life Technologies Inc.'s proposed consideration for the Transferred Business.

     BioSepra and Life Technologies have entered into additional agreements regarding cross-licensing and supply arrangements following consummation of this sales transaction. The Board has not requested, nor have AH&H delivered any opinion on the fairness of these two additional agreements.

     Market Analysis. AH&H reviewed general background information and selected market trading data for BioSepra relative to the Peer Group, consisting of four publicly traded companies engaged in manufacturing either media or instrumentation products: Millipore Corporation, Osinonics, Inc., Pall Corporation and Bio-Rad Laboratories.

     AH&H reviewed the range of implied current market values for BioSepra's equity through the application of various financial ratios derived through its review of companies in the Peer Group. AH&H compared the values of the Peer Group companies to the 1998 financial results for the Transferred Business as estimated by BioSepra's management and provided to AH&H. AH&H established: (A) implied equity values for each Peer Group company by multiplying (i) the respective number of each company's shares of common stock outstanding on a fully diluted basis by (ii) the closing price of such common stock as of April 14, 1999, and (B) implied enterprise values for each Peer Group company by adding the amount of outstanding non-trade debt for each respective company to its equity value and subtracting any cash deemed by AH&H to be in excess of necessary operating requirements. AH&H then considered the ranges of a variety of valuation metrics for the Peer Group including: (i) enterprise value divided by last twelve months ("LTM") revenue; (ii) enterprise value divided by LTM earnings before interest and taxes; and (iii) market value divided by LTM net profit after taxes (collectively, "Valuation Metrics"). These ranges were adjusted by AH&H to exclude outlying values, if any, associated with each Peer Group Company.

     AH&H also compared the absolute and average entity and enterprise values of the Peer Group to the equity and enterprise values implied using BioSepra's 1998 financial results as estimated by BioSepra's management and provided to AH&H. AH&H also reviewed the range of transaction values associated with selected precedent transactions between companies competing in industry segments deemed comparable to those in which BioSepra competes ("Precedent Transactions").

     The Valuation Metric for the Peer Group companies representing the ratio of enterprise value to LTM revenue, ranged between 0.9x and 2.2x, implying a BioSepra equity enterprise value of between $6.4 million and $16.0 million. The Valuation Metric for the Peer Group companies representing the ratio of enterprise value to LTM earnings before interest and taxes ranged between 15.0x and 25.0x, implying an enterprise value for BioSepra of between $7.7 million and $12.8 million. The Valuation Metric for the Peer Group companies representing the ratio of equity value to LTM net profit after taxes ranged between 20.0x and 35.0x, implying an equity value for BioSepra of between $6.1 million and $10.8 million. The Valuation Metric associated with Precedent Transactions representing the ratio of transaction value to net revenues ranged between 1.2x and 2.1x, implying an equity value for BioSepra of between $8.6 million and $15.1 million. As of April 9, 1999, BioSepra's equity value was $7.1 million and its enterprise value was $7.8 million

     In reaching its conclusions as to the fairness of the consideration to be received in the Purchase Agreement and in its presentation to the Board of Directors, AH&H did not rely on any single analysis or factor described above, nor did it assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its conclusions. The preparation of a fairness opinion is a complete process and not necessarily susceptible to partial analyses or summary description. AH&H believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying the AH&H Opinion. The analyses of AH&H are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations, nor do they necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for comparative purposes is identical to BioSepra or the Purchase Agreement. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and subjective judgements concerning differences in the various characteristics of the Peer Group companies and other factors that could affect the public trading value of the companies to which BioSepra was compared, and the terms of Pecedent Transaction to which the Purchase Agreement was compared.

     Financial planning data and forecasts of BioSepra were prepared based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and actual results could vary significantly from those set forth in such financial planning data. AH&H has assumed no liability for such financial planning data and forecasts.

     AH&H, as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, AH&H and its affiliates may actively trade the Common Stock of the Company for its own account and for the accounts of its customers. Accordingly, AH&H may at any time hold a long or short position in the Common Stock.

     The Board of Directors of BioSepra engaged AH&H to render an opinion in connection with the Purchase Agreement for which BioSepra will pay AH&H a fee of $150,000 for providing such opinion. Whether or not the Purchase Agreement is consummated, BioSepra has agreed to pay AH&H the $150,000 fee plus the reasonable out-of-pocket expenses of AH&H and to indemnify AH&H against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of AH&H by BioSepra to render the opinion.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE

     To the best of BioSepra's knowledge, no officer, director, or holder of at least five percent (5%) of BioSepra's Common Stock has an interest, financial or otherwise, in the Proposed Sale different from any other holder of Common Stock of BioSepra.

BUSINESS ACTIVITIES FOLLOWING THE PROPOSED SALE

     BioSepra is presently operating in the Process Media Business. After the consummation of the Proposed Sale, BioSepra will no longer operate the Process Media Business. BioSepra's business plan is to use the net cash proceeds from the Proposed Sale (subject to any indemnity obligations and retained liabilities) to implement its strategic plan to develop its proprietary Bead Technology in medical applications of hypervascularized tumors and arteriovenous malformations, and to further develop the technology for use in the treatment of uterine fibroids and other disease indications. BioSepra also intends to continue to develop and market Embospheres(TM) and other bioengineered microtherapeutic devices through its ownership interest in Biosphere.

USE OF PROCEEDS

     The proceeds will be principally used by BioSepra to implement its strategic plan to develop its proprietary Bead Technology in medical applications of hypervascularized tumors and arteriovenous malformations, and to further develop the technology for use in the treatment of uterine fibroids and other disease indications. BioSepra also intends to focus its operations on the development and marketing of Embospheres(TM) and other bioengineered microtherapeutic devices. A portion of the proceeds from the Proposed Sale will also be used by BioSepra to repay existing bank debt of approximately $2.0 million.

REGULATORY APPROVALS

     BioSepra is not aware of any governmental or regulatory approvals required in connection with the Proposed Sale other than compliance with applicable securities laws and filings under the DGCL.

ACCOUNTING TREATMENT/FEDERAL INCOME TAX CONSEQUENCES

     The Proposed Sale will be accounted for as a sale of certain assets and of certain liabilities. The Proposed Sale will not have any material federal income tax consequences to BioSepra's stockholders. Upon consummation of the Proposed Sale, BioSepra will recognize a financial reporting gain equal to the net proceeds (the sum of the consideration received less expenses of the Proposed
Sale) less the Closing Net Book Value of the assets sold and liabilities assumed.

                             THE PURCHASE AGREEMENT

     BioSepra and Life Technologies are parties to the Purchase Agreement. The following is a brief summary of certain provisions of the Purchase Agreement. This description is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached to this Information Statement as Appendix A and is incorporated herein by reference. Terms which are not otherwise defined in this summary or elsewhere in this Information Statement have the meaning set forth in the Purchase Agreement. All stockholders are urged to carefully read the Purchase Agreement in its entirety.

PURCHASE PRICE

     The Purchase Price for the Transferred Business is $12.0 million plus the amount of the Assumed Liabilities, as determined and adjusted pursuant to the Purchase Agreement. At the Closing, Life Technologies will deliver to BioSepra the aggregate amount of $11 million, plus or minus any adjustments, and will deposit $1.0 million with the Escrow Agent. On the Closing Date, BioSepra is required to deliver to Life Technologies the most recent available month-end combined balance sheet of BioSepra relating to the Transferred Business and of BSA and BSG certified by the Chief Financial Officer of BioSepra (the "Closing Balance Street"). The Closing Balance Sheet is required to be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the Financial Statements and, to the extent it relates to BSA or BSG, is required to be consistent with the accounting methods and procedures historically used to prepare the BSA Accounts and the BSG account.

     There will be an adjustment to the Purchase Price based on the current assets and total liabilities set forth on the Closing Balance Sheet. If the current assets as set forth on the Closing Balance Sheet are less than $5,250,000, the amount of the Purchase Price to be paid to BioSepra in cash at the Closing will be reduced on a dollar-for-dollar basis by the amount of such deficiency. If the current assets as set forth on the Closing Balance Sheet are more than $5,250,000, the amount of the Purchase Price to be paid to the BioSepra in cash at the Closing will be increased on a dollar-for-dollar basis by the amount of such excess. If the total liabilities as set forth on the Closing Balance Sheet are greater than $850,000, the amount of the Purchase Price to be paid to BioSepra in cash at the Closing will be reduced on a dollar-for-dollar basis by the amount of such excess, and if such liabilities are less than $850,000, the amount of the Purchase Price to be paid to BioSepra in cash at the Closing will be increased on a dollar-for-dollar basis by the amount of such deficiency.

     Within 30 days after the Closing, BioSepra is required to deliver to Life Technologies (i) a combined balance sheet of BioSepra relating to the Transferred Business and of BSA and BSG certified by the Chief Financial Officer of BioSepra to be true, correct and complete (the "Closing Date Balance Sheet") and (ii) a true, correct and complete list and amount, as of the Closing, of (a) the Inventory of the Transferred Business; (b) the Fixed Assets of the Transferred Business; (c) the Accounts Receivable of the Transferred Business, including an aging; (d) the accounts, accounts payable, accrued expenses, notes and notes payable and other liabilities and obligations of BSA; (e) all long-term debt of BSA; (f) all unfilled customer orders of the Transferred Business; and (g) all cash and cash equivalents of BSA. The Closing Date Balance Sheet is required to be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the Financial Statements and the Current Balance Sheet and, to the extent it relates to BSA and BSG, it is required to be consistent with the accounting methods and procedures historically used to prepare the BSA Accounts and the BSG Accounts.

     Within 60 days after the Closing, Life Technologies is required to complete a review and audit of the Closing Date Balance Sheet and to inform BioSepra in writing that the Closing Date Balance Sheet is acceptable or object to the Closing Date Balance Sheet in writing setting forth a specific description of Life Technologies' objections. If the current assets set forth on the Closing Date Balance Sheet as finally determined are more or less than $5,250,000, the Purchase Price will be increased or decreased, respectively, and Life Technologies or BioSepra, as the case may be, will pay to the other cash in an amount equal to such excess or deficiency, taking into account any adjustments previously made.

TRANSFERRED BUSINESS

     The assets and business of BioSepra which are to be purchased by Life Technologies generally include substantially all of the assets relating to the Transferred Business, including, but not limited to: (a) all inventories of raw materials, work in process, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items; (b) all accounts, accounts receivable, notes and notes receivable which exist on the Closing Date;
(c) all prepaid expenses, advance payments and security deposits existing on the Closing Date; (d) all rights and benefits under the certain Contracts; (e) all operating data and records, including without limitation, books (other than corporate minute and stock record books), records and accounts, correspondence, research and development files, drug master files, production records, technical, accounting, manufacturing, quality control and procedural manuals, customer lists, customer complaint files, sales and marketing literature, purchase orders and invoices and employment records; (f) all rights, claims, warranty rights and other similar rights of BioSepra under express or implied warranties from suppliers; (g) all machinery, equipment, tools, computers, computer hardware and software, motor vehicles, production reels and spools, tooling, dies, production fixtures, maintenance machinery and equipment, furniture and fixtures, leasehold improvements, construction in progress and other tangible assets, whether or not reflected as capital assets in accounting records; (h) all right, title and interest in and to all of the outstanding shares of capital stock, with any dividends pertaining to the 1998 fiscal year and all subsequent fiscal years attached, of BSA; (i) all right, title and interest in and to (including without limitation the right to sue for and obtain remedies against past infringement and rights of priority and protection of interests therein) all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, patents, patent applications, any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including without limitation, continuations-in-part, divisions, and renewals, all letters patent granted thereon, all reissues, reexaminations) of any applications, trade names, trademarks and service marks, trademark and service mark registrations, applications for trademark and service marks registrations, the goodwill of the Transferred Business symbolized by the trade names, trademarks and service marks, trademark and service mark registrations and applications for trademark and service mark registrations, copyrights, copyright registrations, owned, or, where not owned, used and all right, title and interest in and to all licenses and other agreements relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas, in the United States and worldwide, including but not limited to certain intangible property; (j) all Permits other than those Permits which by law are not transferable; (k) all non-competition agreements in favor of BioSepra; (l) the name and all goodwill associated with the name "BioSepra"; (m) all of BioSepra's toll-free numbers;
(n) all rights to BioSepra's Internet website address http://www.biosepra.com; and (o) all other assets, properties, claims, rights and interests which exist on the Closing Date, of every kind and nature and description, whether intangible or intangible, real, personal or mixed wherever located, which relate to or are used or held for use in connection with the Transferred Business.

EXCLUDED ASSETS

     The Transferred Business specifically excludes, and BioSepra will retain, the following Excluded Assets: (a) those assets and business related to BioSepra's intracorporeal and "online" extracoporeal therapies or any autologous treatment; (b) certain patents, patent applications and invention records unrelated to the Transferred Business; (c) the trademark ProSys; (d) certain tangible assets located at BSA's facilities; and (e) certain contracts and contract rights.

LIABILITIES TO BE ASSUMED BY LIFE TECHNOLOGIES

     At the Closing, Life Technologies will assume the following liabilities, obligations and commitments of BioSepra which relate to the Transferred
Business: (a) certain accounts, accounts payable, accrued expenses and notes and notes payable; (b) all obligations of BioSepra continuing after the Closing under certain

Contracts which become due and payable or are required to be performed after the Closing Date; and (c) certain other liabilities and obligations of BioSepra which relate to the Transferred Business.

EXCLUDED LIABILITIES

     Except as otherwise provided in the Purchase Agreement, Life Technologies will not assume any other of BioSepra's liabilities of any nature currently existing or incurred in the future, including without limitation: (a) BioSepra's obligations and liabilities arising under the Purchase Agreement; (b) any liability of BioSepra for Taxes arising from the operation of the Transferred Business on or prior to the Closing Date or arising out of the sale by BioSepra of the Transferred Assets pursuant to the Purchase Agreement other than with respect to certain taxes or charges; (c) all accounting, consulting, finders, investment banking, legal and similar fees and expenses incurred by BioSepra in connection with the negotiation of the Purchase Agreement and the consummation of the transactions contemplated thereby; (d) any liability or obligation, including, without limitation, any liability for BioSepra's attorney's fees or expenses, resulting from litigation, if any, which is disclosed in the Purchase Agreement; (e) any liability or obligation to any employee or former employee of BioSepra or to any third party, under any pension, insurance, bonus, profit-sharing or other employee benefit plan or arrangement or any obligation relating to salaries, bonuses, vacation or severance pay, or any obligation under any statute, rule or regulation, including without limitation ERISA; (f) any liability, contract, commitment or other obligation of BioSepra, known or unknown, fixed or contingent, the existence of which constitutes or will constitute a breach of any representation or warranty of BioSepra contained in or made pursuant to the Purchase Agreement or which Life Technologies is not assuming under the Purchase Agreement; (g) any liabilities or obligations of BioSepra under any contracts, commitments, arrangements or agreements relating to the Excluded Assets; (h) any infringement or alleged infringement of any patent, trademark, trade name, copyright or other property right of any other person or entity arising out of any action of BioSepra on or prior to the Closing Date or any misappropriation or misuse of any trade secret or confidential or proprietary invention, discovery, process, formula, know-how, technology or information or any other right of another person or entity arising out of any action for BioSepra on or prior to the Closing Date; (i) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by BioSepra, or alleged to have been made by BioSepra, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold, licensed or leased by or on behalf of BioSepra on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or lost profit as a result of the foregoing claims; (j) any liabilities or obligations under any Contracts which were originally entered into by BioSepra but were subsequently assigned to an Affiliate of BioSepra (other than BSA or BSG); (k) any liability or obligation arising out of the conduct by BioSepra of the Transferred Business on or prior to the Closing Date, including without limitation arising under Environmental Laws and liabilities and obligations arising out of transactions entered into prior to the Closing Date (including without limitation liabilities or obligations arising out of any breach by BioSepra of any provision of any Contract included in the Transferred Business or out of BioSepra's failure to perform any Contract in accordance with its terms prior to the Closing), and any other liability or obligation of BioSepra arising out of any action or inaction of BioSepra prior to the Closing Date or any state of facts existing prior to the Closing Date (regardless of when asserted) not expressly assumed by Life Technologies pursuant to the Purchase Agreement; and (l) any liability of BioSepra under any bulk transfer law of any jurisdiction, or any liability of the Life Technologies under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law.

TREATMENT OF EMPLOYEES

     Life Technologies will make an offer of employment to certain officers, employees, independent contractors of and consultants to BioSepra as of the Closing Date. Such employment offer shall be on such terms, including geographic location, as Life Technologies may propose, and Life Technologies shall have no obligation with respect to any individuals who do not accept Life Technologies' offer of employment.

THE CLOSING

     It is anticipated that the Closing will take place at the offices of Fulbright & Jaworski L.L.P., 801 Pennsylvania Avenue North West, Washington, D.C. at 10:00a.m., Eastern Standard Time, on Monday, May 17, 1999, or at such other place, time or date as may be mutually agreed upon by BioSepra and Life Technologies. The transfer of the Transferred Business by BioSepra to Life Technologies shall be deemed to occur at the close of business, Washington, D.C. time, on the date of the Closing.

REPRESENTATIONS AND WARRANTIES OF BIOSEPRA

     BioSepra has made certain representations and warranties on behalf of itself, BSA and in certain instances, BSG, relating to, among other things, (i) corporate organization; (ii) BioSepra's authority relative to the Purchase Agreement; (iii) capitalization; (iv) the ownership and condition of the Transferred Business; (v) BioSepra's reports and financial statements under the Exchange Act; (vi) BSA's audited accounts; (vii) the absence of undisclosed liabilities; (viii) the existence of any litigation; (ix) inventory; (x) fixed assets; (xi) BSA's Leases; (xii) any change in the financial condition and assets of BSA or BSG; (xiii) Taxes; (xiv) accounts receivable; (xv) books and records; (xvi) BioSepra's and BSA's Contracts and commitments; (xvii) BioSepra's and BSA's employee relations and benefit plans; (xviii) compliance with Agreements and laws; (xix) customers; (xx) suppliers; (xxi) prepayments received by BioSepra or BSA; (xxii) trade names and other intangible property; (xxiii) real estate; (xxiv) regulatory approvals; (xxv) powers of attorney and suretyships; (xxvi) the absence of brokers used in connection with the transactions contemplated by the Purchase Agreement; (xxvi) the absence of illegal or improper transactions; (xxvii) compliance with Environmental Laws; (xxviii) Year 2000 computer compliance status; (xxix) the absence of product liabilities; (xxx) product warranties; (xxxi) the accuracy of information provided by or on behalf of BioSepra under the Purchase Agreement; (xxxii) absence of bankruptcy proceedings; (xxxiii) insurance; and (xxxiv) absence of any ownership right, title or interest by BSA in Biopass, S.A.

REPRESENTATIONS AND WARRANTIES OF LIFE TECHNOLOGIES

     Life Technologies has made certain representations and warranties relating to, among other things, (i) its corporate organization and authority; (ii) its authority relative to the Purchase Agreement; and (iii) the absence of brokers used in connection with the transactions contemplated by the Purchase Agreement.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties relating to Taxes, compliance with Environmental Laws, product liability matters and matters relating to the infringement or misappropriation of intellectual property of others on or prior to the Closing survive and remain in full force and effect for the period equal to the applicable statute of limitations. The representations and warranties relating to BSA Shares, the BSG Shares, the outstanding capitalization of BSA and BSG, the ownership of the (or valid rights to use) Transferred Business and all assets of BSA and BSG and the ownership right of or right to use the Intangible Property, survive and remain in full force and effect forever. All other representations and warranties under the Purchase Agreement survive until 18 months after the Closing.

INDEMNIFICATION

     Pursuant to the Purchase Agreement, BioSepra is required to indemnify Life Technologies and its affiliates and their respective officers, directors and stockholders (each a "Buyer Indemnified Party") from and against (i) the entirety of any Adverse Consequences they may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach); (ii) the entirety of any Adverse Consequences they may suffer resulting from, arising out of, relating to, in the nature of or caused by any liability of BioSepra which is not an Assumed Liability; (iii) the entirety of any Adverse Consequences they may suffer resulting from, arising out of, relating to, in the nature of or caused by (a) any liability of BSA or BSG for Taxes arising from the operation of the Transferred Business on or prior to the Closing Date; (b) any liability or obligation of BSA or BSG arising out of the conduct of the Transferred Business on or prior to the Closing Date under Environmental Laws; (c) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by BSA or BSG, or alleged to have been made by BSA or BSG, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold, licensed or leased by or on behalf of BSA or BSG on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or lost profit; and (d) any infringement or alleged infringement of any patent, trademark trade name, copyright, or other property right of any other person or entity arising out of any action of BSA or BSG on or prior to the Closing Date, or any misappropriation or misuse of any trade secret or confidential or proprietary invention, discovery, process, formula, know-how, technology or information or other similar right of another arising out of any action of BSA or BSG on or prior to the Closing Date.

     Pursuant to the Purchase Agreement, BioSepra has no obligation to indemnify any Buyer Indemnified Party from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach) of any representation or warranty of BioSepra until the Buyer Indemnified Parties have, in the aggregate, suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $120,000 (the "Basket Amount") aggregate threshold (at which point BioSepra will be obligated to indemnify the Buyer Indemnified Parties from and against all Adverse Consequences in excess of the threshold amount). BioSepra's maximum liability arising out of the transactions contemplated by the Purchase Agreement may not exceed the Purchase Price (the "BioSepra's Liability Limitation"); however, neither the Basket Amount nor BioSepra's Liability Limitation shall apply to any Adverse Consequences suffered by any Buyer Indemnified Party relating to (i) BioSepra's obligation to refund any amount of the Purchase Price, as determined and adjusted pursuant to the Purchase Agreement, (ii) certain representations and warranties made by BioSepra, (iii) fraud, or (iv) Life Technologies' compliance with certain obligations under the Purchase Agreement.

     For the purposes of the Purchase Agreement, "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement (with the approval of the other party if required pursuant to the indemnification provisions of the Purchase Agreement), liabilities, obligations, Taxes (including, without limitation, any decrease in the amount of net operating loss carryovers of BSA, multiplied by BSA's statutory tax rate in France, resulting from any audit adjustment for periods prior to the Closing Date), liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses incurred in investigation or defense of any of the same or asserting its rights hereunder.

CONDITIONS TO THE PROPOSED SALE

     Pursuant to the Purchase Agreement, the obligations of BioSepra to effect the Proposed Sale are subject to, among other things, (i) the representations and warranties of Life Technologies contained in the Purchase Agreement, and all certificates delivered to BioSepra by Life Technologies on or prior to the Closing Date, pursuant to the Purchase Agreement being true on and as of the Closing Date; (ii) Life Technologies having performed and complied with all terms, conditions, obligations, agreements and restrictions required to be performed under the Purchase Agreement; (iii) Life Technologies having performed all corporate and other proceedings required to be taken in order to authorize or carry out the Purchase Agreement; (iv) the approval of all governmental agencies, departments, bureaus, commissions or similar bodies, with which a filing or notification must be made or given, or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by the Purchase Agreement by Life Technologies; (v) no injunction or order prohibiting consummation of the transactions contemplated by the Purchase Agreement, and no action or proceeding pending before any court or other governmental body seeking to restrain, prohibit or invalidate the transactions contemplated by the Purchase Agreement or which might affect the right of BioSepra to transfer the assets; (vi) no federal, state, local or foreign statute, rule or regulation having been enacted, the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated by the Purchase Agreement;

(vii) the execution by BioSepra and Life Technologies of a Cross-License Agreement and a Supply Agreement; and (viii) the execution and delivery by Life Technologies of certificates, instruments, documents and Agreements BioSepra may require.

     Pursuant to the Purchase Agreement, the obligations of Life Technologies to effect the Proposed Sale are subject to, among other things, (i) the representations and warranties of BioSepra contained in the Purchase Agreement, and all certificates delivered to Life Technologies by BioSepra on or prior to the Closing Date, pursuant to the Purchase Agreement being true on and as of the Closing Date; (ii) BioSepra and BSA having performed and complied with all terms, conditions, obligations, agreements and restrictions required to be performed under the Purchase Agreement; (iii) BioSepra having performed all corporate and other proceedings required to be taken in order to authorize or carry out the Purchase Agreement and to convey, assign, transfer and deliver the Transferred Assets; (iv) the approval of all governmental agencies, departments, bureaus, commissions or similar bodies, with which a filing or notification must be made or given, or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by the Purchase Agreement by BioSepra; (v) the receipt by Life Technologies of all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for BioSepra to consummate the transactions contemplated by the Purchase Agreement; (vi) no injunction or order prohibiting consummation of the transactions contemplated by the Purchase Agreement, and no action or proceeding pending before any court or other governmental body seeking to restrain, prohibit or invalidate the transactions contemplated by the Purchase Agreement or which might affect the right of BioSepra to transfer the assets; (vii) no federal, state, local or foreign statute, rule or regulation having been enacted, the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated by the Purchase Agreement; (viii) the execution by BioSepra and Life Technologies of a Cross-License Agreement;
(ix) the delivery, by BioSepra, of a certified copy of the share transfer register ("registre des mouvement de titres") and of the shareholders accounts ("compte d'actionnaires") evidencing that at Closing BioSepra is the sole owner of all the BSA shares; (x) a share transfer form ("order de mouvement de titre") relating to the BSA shares duly executed by BioSepra in favor of Life Technologies; and (xi) the execution and delivery by BioSepra of certificates, instruments, documents and Agreements Life Technologies may require.

NO SOLICITATIONS

     Under the Purchase Agreement, BioSepra may not take, nor may it permit BSA or any Affiliate of itself or Sepracor (or authorize or permit any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of BioSepra, BSA or any such Affiliate or Sepracor) to take, directly or indirectly, any action to solicit, encourage, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Transferred Business or permitting access to the Transferred Assets or books and records of BSA or of BioSepra relating to the Transferred Business) any Acquisition Proposal; provided, however, that if, at any time prior to the closing of the sale and purchase of the Transferred Business contemplated by the Purchase Agreement, BioSepra's Board of Directors determines in reasonable good faith, with the advice of outside counsel, that it would be a violation of its fiduciary duties to the BioSepra's stockholders under applicable law not to do so, BioSepra may, in response to a Superior Proposal, furnish information to and participate in negotiations with the third party making such Superior Proposal.

     For purposes of the Purchase Agreement, "Acquisition Proposal" means any inquiry, proposal, offer, discussions or negotiations looking toward (i) an acquisition of more than 50% of the outstanding capital stock entitled to vote in the election of directors of BioSepra or BSA or any sale of all or substantially all of the assets of BioSepra related to the Transferred Business, or all or substantially all the assets of BSA, (ii) a merger, consolidation, share exchange or other business combination transaction with or involving BioSepra or BSA in which BioSepra or BSA, as the case may be, would not be the surviving entity, or (iii) an option or right to effect any transaction within the scope of the clauses (i) or (ii).

     For purposes of the Purchase Agreement, a "Superior Proposal" means a bona fide Acquisition Proposal from a third party to acquire, directly or indirectly (by means of a tender or exchange offer, merger, consolidation, share exchange reorganization, stock or asset purchase or other business combination transaction, recapitalization, liquidation, dissolution, or similar transaction, or otherwise) 50% or more of the stock or assets of BioSepra or BSA or all or substantially all of the assets of BioSepra relating to the Transferred Business in one transaction or a series of transactions, on terms which BioSepra's Board of Directors determines in its reasonable good faith judgment (after consultation with an independent investment banking adviser of nationally recognized reputation) to be more favorable from a financial point of view to BioSepra's stockholders than the transaction contemplated by the Purchase Agreement and for which financing, to the extent required, is then committed or reasonably capable of being obtained by such third party.

TERMINATION

     The Purchase Agreement may be terminated in certain circumstances, including, among others, (i) by either party, if the transactions contemplated by the Purchase Agreement have not been consummated by June 30, 1999; (ii) by the mutual written agreement of the parties; (iii) by BioSepra if prior to the Closing, BioSepra approves or accepts a Superior Proposal in compliance with the terms of the Purchase Agreement; (iv) by Life Technologies if BioSepra's Board of Directors (x) withdraws or modifies its recommendation of the Purchase Agreement, (y) recommends a Superior Proposal to BioSepra's stockholders; or (z) recommends the acceptance of a tender or exchange offer which, if completed, would result in the ownership by any person (and such person's affiliates) of fifty percent (50%) or more of BioSepra's outstanding shares; and (v) by either BioSepra or Life Technologies if prior to the Closing there is a material breach of any of the representations, warranties or covenants by the other party.

EFFECT OF TERMINATION

     If the Purchase Agreement is terminated, it immediately becomes void and there will be no liability or obligation on the part of either BioSepra or Life Technologies, or their subsidiaries and their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in the Purchase Agreement; except that (a) if prior to the Closing, there is a material breach of any of the representations, warranties or covenants by either BioSepra or Life Technologies, the breaching party shall pay the non-breaching party up to $300,000 as reimbursement for reasonable and documented legal and accounting fees and expenses actually incurred and relating to the transactions contemplated by the Purchase Agreement; (b) if prior to the closing, BioSepra approves or accepts a Superior Proposal in compliance with the terms of the Purchase Agreement, it shall pay a termination fee of $300,000 to Life Technologies; and (c) if Life Technologies terminates the Purchase Agreement because BioSepra's Board of Directors (x) withdraws or modifies its recommendation of the Purchase Agreement, (y) recommends a Superior Proposal to BioSepra's stockholders; or (z) recommends the acceptance of a tender or exchange offer which, if completed, would result in the ownership by any person (and such person's affiliates) of fifty percent (50%) or more of BioSepra's outstanding shares, BioSepra will pay a termination fee of $300,000 to Life Technologies. In the event that a transaction resulting from an Acquisition Proposal is consummated within 12 months after the date of such termination, BioSepra will pay an additional fee of $500,000 to Life Technologies.

                             STOCK PERFORMANCE DATA

HISTORICAL MARKET PRICE

     BioSepra Common Stock was traded on the NASDAQ National Market under the symbol "BSEP" until January 14, 1999, at which date the stock was delisted from trading on the NASDAQ National Market. BioSepra began trading the following day on the OTC: Bulletin Board. The following table sets forth, for the periods indicated, the high and low sales prices per share of BioSepra Common Stock, as reported by the Nasdaq National Market.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year ended December 31, 1996
  March 31, 1996............................................  $ 6.00   $3.375
  June 30, 1996.............................................   5.688    3.625
  September 30, 1996........................................   4.125      2.5
  December 31, 1996.........................................   3.625    2.375
Fiscal Year ended December 31, 1997
  March 31, 1997............................................   4.875    2.375
  June 30, 1997.............................................   3.875    2.625
  September 30, 1997........................................   2.563     1.75
  December 31, 1997.........................................   3.719    1.125
Fiscal Year ended December 31, 1998
  March 31, 1998............................................   2.875     1.25
  June 30, 1998.............................................   2.625      1.5
  September 30, 1998........................................     1.5       .5
  December 31, 1998.........................................   1.063      .25

RECENT MARKET PRICE

     The following table sets forth the closing price and the high and low sales prices per share of BioSepra Common Stock on the OTC: Bulletin Board on April 9, 1999, the last trading day preceding the public announcement of the Proposed Sale and on April 23, 1999, the latest practicable trading day before the printing of this Information Statement.

                                                               HIGH     LOW
                                                              ------   ------
  April 9, 1999.............................................  $.9062   $.8438
  April 23, 1999............................................   1.125    1.125

NUMBER OF HOLDERS

     As of the Record Date, there were 44 holders of record of BioSepra Common Stock.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following tabulation reflects the historical net loss per share in comparison with the pro forma net loss per share after giving effect to the Proposed Sale. The information presented in this tabulation should be read in conjunction with the description of the Proposed Sale contained in this Information Statement and the pro forma financial statements appearing elsewhere herein and BioSepra's consolidated financial statements included in BioSepra's 1998 Annual Report on Form 10-K, previously filed with the Securities and Exchange Commission, a copy of which accompanies this Information Statement.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1998    1997    1996
                                                              -----   -----   -----
Basic and Diluted net loss per share
Historical..................................................  $(.21)  $(.45)  $(.27)
Pro Forma...................................................  $(.15)  $(.20)  $(.26)

                              BOOK VALUE PER SHARE
                                  (UNAUDITED)

     The following tabulation reflects the historical net book value per share of BioSepra's Common Stock in comparison with the pro forma net book value per share of BioSepra's Common Stock after giving effect to the Proposed Sale at December 31, 1998 based on 8,437,000 basic and diluted shares outstanding for both the historical net book value and pro forma net book value. The information presented in this tabulation should be read in conjunction with the description of the Proposed Sale contained in this Information Statement and the pro forma financial statements appearing elsewhere herein and BioSepra Inc.'s consolidated financial statements included in BioSepra's 1998 Annual Report on Form 10-K, previously filed with the Securities and Exchange Commission, a copy of which accompanies this Information Statement.

                                                                AS OF DECEMBER 31,
                                                                       1998
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
Book Value Per Share
  Basic and Diluted.........................................    $1.08        $1.19

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated statements of operations for the three years ended December 31, 1998, 1997 and 1996 reflect the historical results of BioSepra for each of the years then ended, adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred at the beginning of each respective period presented.

     The following unaudited pro forma balance sheet as of December 31, 1998 reflects the historical accounts of BioSepra as of that date adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred as of December 31, 1998.

     The pro forma consolidated financial statements and accompanying notes should be read in conjunction with the description of the Proposed Sale contained in this Information Statement, the Consolidated Financial Statements and related notes included in BioSepra Inc.'s 1998 Annual Report on Form 10-K previously filed with the Securities and Exchange Commission, a copy of which accompanies this Information Statement. BioSepra believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial statements. The pro forma financial statements are provided for informational purposes only and should not be construed to be indicative of BioSepra's financial condition or results of operations had the Proposed Sale been consummated on the dates assumed and are not intended to project BioSepra's financial condition on any future date or results of operations for any future period.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                          PRO FORMA
                                                           HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                           ----------    -----------      ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
Revenue from existing product sales....................     $ 6,996        $(6,841)(1)     $   155
License fees...........................................         120            (73)(1)          47
Research and development...............................         283           (283)
                                                            -------        -------         -------
          Total Revenue................................       7,399         (7,197)(1)         202
                                                            -------        -------         -------
COST AND EXPENSES:
Cost of products sold..................................       4,124         (4,029)(1)          95
Research and development...............................       1,299         (1,265)(1)          34
Selling, general and administrative....................       4,132         (2,449)(1)       1,683
Restructuring and impairment...........................        (351)           351(1)           --
                                                            -------        -------         -------
          Total cost and expenses......................       9,204         (7,392)         (1,812)
                                                            -------        -------         -------
LOSS FROM OPERATIONS...................................      (1,805)           195          (1,610)
OTHER INCOME (EXPENSE):
Interest income........................................         150           (120)(2)         531
                                                                               501(3)
Interest expense.......................................        (222)            --            (222)
Other income...........................................          64            (64)             --
                                                            -------        -------         -------
NET LOSS...............................................     $(1,813)       $  (512)        $(1,301)
                                                            =======        =======         =======
Basic and diluted net loss per common share............     $ (0.21)            --         $ (0.15)
                                                            =======        =======         =======
Basic and diluted weighted average number of common
  shares outstanding...................................       8,437             --           8,437
                                                            =======        =======         =======

---------------
(1) Elimination of the revenue, costs and expenses and other income related to and resulting from the operations of BioSepra S.A.
(2) Elimination of interest income based on calculation of the portion of invested cash balance generated from BioSepra S.A. operations.
(3) Interest income based on calculation of invested cash balance based on proceeds received from Proposed sale.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                          PRO FORMA
                                                           HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                           ----------    -----------      ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
Revenue from existing product sales....................     $ 8,254       $ (8,137)(1)     $   117
Revenue from discontinued product sales................       1,382         (1,382)(1)          --
License fees...........................................       3,600         (3,565)(1)          35
Research and development...............................          58            (58)(1)          --
                                                            -------       --------         -------
          Total Revenue................................      13,294        (13,142)            152
                                                            -------       --------         -------
COST AND EXPENSES:
Cost of products sold..................................       5,523         (5,451)(1)          72
Research and development...............................       1,859         (1,825)(1)          34
Selling, general and administrative....................       5,840         (4,136)(1)       1,704
Restructuring and impairment...........................       4,179         (4,179)(1)          --
                                                            -------       --------         -------
          Total cost and expenses......................      17,401        (15,591)          1,810
                                                            -------       --------         -------
LOSS FROM OPERATIONS...................................      (4,107)         2,449          (1,658)
OTHER INCOME (EXPENSE):
Interest income........................................         158           (126)(2)          32
Interest expense.......................................         (72)            --             (72)
Other income...........................................         217           (217)(1)          --
                                                            -------       --------         -------
NET LOSS...............................................     $(3,804)      $ (2,106)        $(1,698)
                                                            =======       ========         =======
Basic and diluted net loss per common share............     $ (0.45)            --         $ (0.20)
                                                            =======       ========         =======
Basic and diluted weighted average number of common
  shares outstanding...................................       8,423             --           8,423
                                                            =======       ========         =======

---------------
(1) Elimination of the revenue, costs and expenses and other income related to and resulting from the operations of BioSepra S.A.
(2) Elimination of interest income based calculation of the portion of invested cash balance generated from BioSepra S.A. operations.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                          PRO FORMA
                                                           HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                           ----------    -----------      ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
Revenue from existing product sales....................     $10,345       $(10,248)(1)     $    97
Revenue from discontinued product sales................       3,078         (3,078)(1)          --
License fees...........................................         900           (875)(1)          25
                                                            -------       --------         -------
          Total Revenue................................      14,323        (14,201)            122
                                                            -------       --------         -------
COST AND EXPENSES:
Cost of products sold..................................       6,338         (6,295)(1)          43
Research and development...............................       2,399         (2,360)(1)          39
Selling, general and administrative....................       7,573         (5,707)(1)       1,866
                                                            -------       --------         -------
          Total cost and expenses......................      16,310        (14,362)          1,948
                                                            -------       --------         -------
LOSS FROM OPERATIONS...................................      (1,987)          (161)         (1,826)
OTHER INCOME (EXPENSE):
Interest income........................................         186           (149)(2)          37
Interest expense.......................................        (214)            --            (214)
Other income...........................................        (105)            105(1)           --
                                                            -------       --------         -------
NET LOSS...............................................     $(2,120)      $    117         $(2,003)
                                                            =======       ========         =======
Basic and diluted net loss per common share............     $ (0.27)            --         $ (0.26)
                                                            =======       ========         =======
Basic and diluted weighted average number of common
  shares outstanding...................................       7,832             --           7,832
                                                            =======       ========         =======

---------------
(1) Elimination of the revenue, costs and expenses and other income related to and resulting from the operations of BioSepra S.A.
(2) Elimination of interest income based calculation of the portion of invested cash balance generated from BioSepra S.A. operations.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                              ----------   -----------    ---------
                                                                         (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................   $ 2,235       $ 7,650(1)    $ 9,885
Accounts receivable (less allowance for doubtful accounts,
  $106 in 1998).............................................     2,034        (2,034)(2)        --
Inventories.................................................     3,572        (3,572)(2)        --
Prepaid and other current assets............................        55            --            55
                                                               -------       -------       -------
          Total current assets..............................     7,896         2,044         9,940
                                                               -------       -------       -------
Property and equipment, net.................................     1,416          (915)(2)       501
Goodwill, net...............................................     4,896        (4,896)(2)        --
Other assets................................................       509          (410)(2)       999
                                                                                 900(4)
                                                               -------       -------       -------
          Total assets......................................   $14,717       $(3,227)      $11,440
                                                               =======       =======       =======
LIABILITIES AND SHAREHOLDERS EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and capital leases........   $ 2,458       $  (376)(2)   $    82
                                                                              (2,000)(3)
Accounts payable............................................       984          (842)(2)       142
Accrued expenses............................................     1,432          (599)(2)       833
Related party payables......................................       430            --           430
Deferred contract revenue...................................        40           (40)(2)        --
                                                               -------       -------       -------
          Total current liabilities:........................     5,344        (3,857)        1,487
                                                               -------       -------       -------
Long-term debt and capital leases, net of current portion...       276          (194)(2)        82
                                                               -------       -------       -------
          Total liabilities.................................     5,620        (4,051)        1,569
                                                               -------       -------       -------
Preferred stock, $0.01 per value, 1,000 shares authorized;
  none issued and outstanding...............................        --            --            --
Common stock, $0.01 per value, 12,000 shares authorized;
  issued and outstanding 8,456 shares.......................        84            --            84
Addition paid in capital....................................    40,587            --        40,587
Accumulated deficit.........................................   (31,535)          774(5)    (30,761)
Cumulative translation adjustment...........................       (39)           --           (39)
                                                               -------       -------       -------
          Shareholders' equity..............................     9,097           774         9,871
                                                               -------       -------       -------
          Total Liabilities and Shareholders' equity........   $14,717       $(3,227)      $11,440
                                                               =======       =======       =======

---------------
(1) To reflect the net proceeds resulting from and related to the Proposed Sale
Proceeds:

       Proceeds from sale of net assets.....................  $12,000
       Purchase price adjustment based on assumed net
        assets, as defined..................................     (700)
       Funds held in escrow account, as defined.............   (1,000)
       Payment of BioSepra obligations not assumed by Life
        Technologies........................................   (2,000)
       Payment of transaction costs resulting from the
        proposed sale.......................................     (650)
                                                              -------
               Net Proceeds.................................  $ 7,650
                                                              =======

(2) Elimination of assets, liabilities and debt relating to and resulting from the operations of BioSepra, S.A.

(3) Payment of BioSepra obligation not assumed by Life Technologies.

(4) Funds held in escrow account, as defined.

(5) Estimated book gain resulting from Proposed Sale calculated as follows:

     Proceeds...............................................  $12,000
     Purchase price adjustment..............................  $  (700)
     Net book value of acquired assets and liabilities
      related to and resulting from BioSepra S.A
      operations............................................   (9,776)
     Reserve for amounts held in escrow account.............     (100)
     Transaction Costs......................................     (650)
                                                              -------
                                                              $   774
                                                              =======

             STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of January 31, 1999 or such later date as is noted, with respect to the beneficial ownership of: (i) the BioSepra Common Stock by each person known by BioSepra to own beneficially more than 5% of the outstanding shares of Common Stock; and (ii) BioSepra's Common Stock and the Common Stock of Sepracor, Inc. ("Sepracor Common Stock"), the parent company of BioSepra ("Sepracor") by (A) each director; (B) each executive officer of BioSepra; and (C) all directors and executive officers of BioSepra as a group.

     The number of shares of BioSepra's Common Stock and Sepracor Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 1999 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

     Directors and executive officers of BioSepra disclaim beneficial ownership of the shares of Common Stock of BioSepra owned by Sepracor.

                                                SHARES OF           PERCENTAGE OF         SHARES OF
                                                BIOSEPRA              BIOSEPRA            SEPRACOR
                                              COMMON STOCK          COMMON STOCK        COMMON STOCK
            NAME AND ADDRESS              BENEFICIALLY OWNED(1)      OUTSTANDING    BENEFICIALLY OWNED(2)
            ----------------              ---------------------     -------------   ---------------------
5% STOCKHOLDERS:
Sepracor Inc.
  111 Locke Drive
  Marlborough, MA 01752.................        5,369,788               63.50%                  N/A
Tudor Investment Corporation
  600 Steamboat Road
  Greenwich, CT 06830...................          689,000(3)             8.14%                  N/A
DIRECTORS:
Timothy J. Barberich....................           43,000(4)                *             1,119,219(5)
Jean-Marie Vogel........................          355,060(6)             4.20%               26,600(7)
William E. Rich, Ph.D...................           57,080(8)                *                     0
William M. Cousins, Jr..................           19,000(8)                *                   400
Alexander M. Klibanov, Ph.D.............           22,500(8)                *                 3,600
Riccardo Pigliucci......................           17,000(8)                *                     0
Paul A. Looney..........................           19,000(8)                *                     0
David P. Southwell......................            5,000(8)                *               307,700(9)
EXECUTIVE OFFICERS (EXCLUDING MESSR.
  VOGEL):
Egisto Boschetti, Ph.D..................           68,000(10)               *                     0
Therese Bourdy..........................           20,200(8)                *                     0
ALL DIRECTORS AND EXECUTIVE OFFICERS AS
  A GROUP (10 PERSONS)..................          625,840(11)             6.9%            1,457,519(12)

---------------

* Represents holdings of less than 1%

 (1) Shares of Common Stock beneficially owned by all directors and officers as a group excludes the 5,369,788 shares of Common Stock beneficially owned by Sepracor, as to which shares each director and executive officer disclaims beneficial ownership.

 (2) As of January 31, 1999, except for Mr. Barberich, no officer or director of BioSepra Inc. beneficially owned more than 1% of the Sepracor Common Stock. Mr. Barberich beneficially owned 3.4% of the Sepracor Common Stock (see footnote 5 below).
 (3) Based on information furnished to BioSepra by Tudor Investment Corporation ("Tudor"). Tudor is the investment adviser of Tudor BVI Futures, Ltd. ("Tudor BVI") and The Raptor Global Fund Ltd ("Raptor Ltd."). The shares of BioSepra Common Stock owned by Tudor include 471,450 shares directly beneficially owned by Tudor BVI, 161,348 shares directly beneficially owned by Raptor Ltd., 65,202 shares directly beneficially owned by Tudor Proprietary Trading, LLC, an affiliate of Tudor. Tudor disclaims beneficial ownership of the shares held by Tudor BVI, Raptor Ltd. and Tudor Proprietary Trading, LLC, except to the extent of its pecuniary interest in such shares.
 (4) Includes 43,000 shares of BioSepra's Common Stock, which Mr. Barberich has the right to acquire within 60 days after January 31, 1999 upon exercise of outstanding stock options.
 (5) Shares of Sepracor Common Stock beneficially owned by Mr. Barberich include: (i) 367,472 shares of Sepracor Common Stock which Mr. Barberich has the right to acquire within 60 days of January 31, 1999 upon exercise of outstanding stock options; (ii) 30,000 shares of Sepracor Common Stock held in trust for Mr. Barberich's daughter; (iii) 107 shares of Sepracor Common Stock held by Mr. Barberich's wife; and (iv) 514 shares of Sepracor Common Stock held by Mr. Barberich's daughter, as to which Mr. Barberich disclaims beneficial ownership.
 (6) Includes 316,300 shares of BioSepra Common Stock, which Mr. Vogel has the right to acquire within 60 days after January 31, 1999 upon exercise of outstanding stock options.
 (7) Represents shares of Sepracor Common Stock, which Mr. Vogel has the right to acquire within 60 days after January 31, 1999 upon exercise of outstanding stock options.
 (8) Represents shares of BioSepra Common Stock, that each such person has the right to acquire within 60 days after January 31, 1999 upon exercise of outstanding stock options.
 (9) Shares of Sepracor Common Stock beneficially owned by Mr. Southwell include 141,000 shares of Sepracor Common Stock which Mr. Southwell has the right to acquire within 60 days of January 31, 1999 upon exercise of outstanding stock options.
(10) Includes 68,000 shares of BioSepra Common Stock which Mr. Boschetti has the right to acquire within 60 days of January 31, 1999 upon exercise of outstanding stock options.
(11) Includes an aggregate of 584,272 shares of BioSepra Common Stock which all executive officers and directors have the right to acquire within 60 days after January 31, 1999 upon exercise of outstanding stock options.
(12) Includes an aggregate of 513,472 shares of Sepracor Common Stock which all executive officers and directors have the right to acquire within 60 days of January 31, 1999 upon exercise of outstanding stock options. As of January 31, 1999, all directors and executive officers as a group owned 4.5% of the Sepracor Common Stock.

                                  NAME CHANGE

     The following proposal describes an amendment to BioSepra's Certificate of Incorporation.

     On February 24, 1999, BioSepra acquired a 51% interest in Biosphere Medical, S.A., a French societe anonyme (and a former distributor of BioSepra's biocompatible beads in the medical field) ("BioSphere"). BioSphere is the owner of the trademark Embospheres(TM) used in Bead Technology. Upon the consummation of the Proposed Sale, BioSepra will divest itself of its Process Media Business and implement its strategic plan to develop its proprietary Bead Technology in medical applications of hypervascularized tumors and arteriovenous malformations, and to further develop the technology for use in the treatment of uterine fibroids and other disease indications, and will also focus its operations on the development of and marketing of Embospheres(TM) and other bioengineered microtherapeutic devices. The Board of Directors of BioSepra believes it is advisable for BioSepra to change its name to "Biosphere Medical Corp." or such other name as shall be determined by the Board of Directors of BioSepra, so that BioSepra can fulfill its obligation under the Purchase Agreement to sell and assign the name "BioSepra" to Life Technologies, and to more accurately reflect the nature of BioSepra's business after the consummation of the Proposed Sale.

     As the holder of a majority of outstanding shares of Common Stock, Sepracor has executed a written consent approving the amendment to the Certificate of Incorporation to change BioSepra's name to "Biosphere Medical Corp." or such other name as shall be determined by the Board of Directors of BioSepra, (the "Name Change"), and accordingly no vote of any other stockholders is required to approve the Name Change. BioSepra's directors and executive officers have informed BioSepra that, if such a vote of stockholders had been required, they would have voted their shares of Common Stock in favor of such amendment and would have recommended that BioSepra's stockholders vote in favor of such Name Change.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The information in the following document filed by BioSepra with the Securities and Exchange Commission (File No. 0-23678) pursuant to the Exchange Act is incorporated by reference in this Information Statement:

     Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

                                          By Order of the Board of Directors

                                          Philip V. Holberton
                                          Secretary

April 26, 1999

                                                                      APPENDIX A

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                 BIOSEPRA INC.

                                      AND

                            LIFE TECHNOLOGIES, INC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INDEX OF EXHIBITS...........................................  A-iv
INDEX OF SCHEDULES..........................................   A-v
1. SALE AND DELIVERY OF THE ASSETS..........................   A-1
  1.1 Delivery of the Assets................................   A-1
  1.2 Further Assurances....................................   A-2
  1.3 Purchase Price........................................   A-2
  1.4 Escrow Amount.........................................   A-4
  1.5 Assumption of Liabilities; Etc........................   A-4
  1.6 Allocation of Purchase Price..........................   A-5
  1.7 The Closing...........................................   A-6
2. REPRESENTATIONS OF THE SELLER............................   A-6
  2.1 Organization..........................................   A-6
  2.2 Capitalization of the Seller, BSA and BSG.............   A-6
  2.3 Authorization.........................................   A-7
  2.4 Ownership and Condition of the Assets.................   A-7
  2.5 Reports and Financial Statements......................   A-8
  2.6 Absence of Undisclosed Liabilities....................   A-9
  2.7 Litigation............................................   A-9
  2.8 Intentionally Deleted.................................   A-9
  2.9 Inventory.............................................   A-9
  2.10 Fixed Assets.........................................   A-9
  2.11 Leases...............................................  A-10
  2.12 Change in Financial Condition and Assets.............  A-10
  2.13 Tax Matters..........................................  A-11
  2.14 Accounts Receivable..................................  A-12
  2.15 Books and Records....................................  A-12
  2.16 Contracts and Commitments............................  A-13
  2.17 Compliance with Agreements and Laws..................  A-14
  2.18 Employee Relations and Benefit Plans.................  A-14
  2.19 Customers............................................  A-15
  2.20 Suppliers............................................  A-16
  2.21 Prepayments..........................................  A-16
  2.22 Trade Names and Other Intangible Property............  A-16
  2.23 Real Estate..........................................  A-17
  2.24 Regulatory Approvals.................................  A-17
  2.25 Powers of Attorney and Suretyships...................  A-17
  2.26 Brokers..............................................  A-17
  2.27 No Illegal or Improper Transactions..................  A-17
  2.28 Environmental Matters................................  A-17
  2.29 Year 2000 Compliance.................................  A-18
  2.30 No Product Liabilities; Product Warranties...........  A-18
  2.31 Disclosure...........................................  A-18
  2.32 Bankruptcy...........................................  A-18
  2.33 Insurance............................................  A-18
  2.34 Biopass S.A..........................................  A-19

                                                              PAGE
                                                              ----
3. REPRESENTATIONS OF THE BUYER.............................  A-19
  3.1 Organization and Authority............................  A-19
  3.2 Authorization.........................................  A-19
  3.3 Brokers...............................................  A-20
4. ACCESS TO INFORMATION; CONFIDENTIALITY; PUBLIC
  ANNOUNCEMENTS.............................................  A-20
  4.1 Access to Management, Properties and Records..........  A-20
  4.2 Confidentiality.......................................  A-20
  4.3 Public Announcements..................................  A-20
5. PRE-CLOSING COVENANTS OF THE SELLER......................  A-20
  5.1 Conduct of Business...................................  A-20
  5.2 Absence of Material Changes...........................  A-21
  5.3 Taxes.................................................  A-21
  5.4 Communication with Customers and Suppliers............  A-21
  5.5 Compliance with Laws..................................  A-21
  5.6 Continuing Obligation to Inform.......................  A-21
  5.7 No Solicitations......................................  A-22
6. BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS........  A-22
7. CONDITIONS TO OBLIGATIONS OF THE BUYER...................  A-23
  7.1Continued Truth of Representations and Warranties of
     the Seller; Compliance with Covenants and
     Obligations............................................  A-23
  7.2 Corporate Proceedings.................................  A-23
  7.3 Governmental Approvals................................  A-23
  7.4 Consents of Lenders, Lessors and Other Third
     Parties................................................  A-23
  7.5 Adverse Proceedings...................................  A-23
  7.6 Update................................................  A-24
  7.7 Employment Matters....................................  A-24
  7.8 Closing Deliveries....................................  A-24
  7.9 Cross-License Agreement...............................  A-25
  7.10 Non-Competition Agreement............................  A-25
  7.11 Stockholder Approval.................................  A-25
  7.12 Name Change..........................................  A-25
  7.13 Closing Balance Sheet................................  A-25
  7.14 Boschetti Senior Management Retention Agreement......  A-25
  7.15 Release of Security Interests........................  A-25
8. CONDITIONS TO OBLIGATIONS OF THE SELLER..................  A-25
  8.1Continued Truth of Representations and Warranties of
     the Buyer; Compliance with Covenants and Obligations...  A-25
  8.2 Corporate Proceedings.................................  A-26
  8.3 Governmental Approvals................................  A-26
  8.4 Adverse Proceedings...................................  A-26
  8.5 Closing Deliveries....................................  A-26
  8.6 Cross-License Agreement...............................  A-26
  8.7 Supply Agreement......................................  A-26
  8.8 Stockholder Approval..................................  A-26
  8.9 Sale of Name..........................................  A-26
9. TERMINATION OF REPRESENTATIONS AND COVENANTS.............  A-27

                                                              PAGE
                                                              ----
10. POST-CLOSING AGREEMENTS.................................  A-27
  10.1 Proprietary Information..............................  A-27
  10.2 No Solicitation or Hiring of Former Employees........  A-27
  10.3 Non-Competition Agreement............................  A-27
  10.4 Use of Name..........................................  A-28
  10.5 Cooperation in Litigation............................  A-28
  10.6 Access to Books and Records..........................  A-28
  10.7 Intangible Property Cooperation......................  A-28
  10.8 Retention Bonus Agreements...........................  A-28
  10.9 Biosphere Agreement..................................  A-28
  10.10 Beckman Agreements..................................  A-28
  10.11 BSA Account Receivable..............................  A-29
  10.12 Boschetti Supplementary Benefits Agreement..........  A-29
  10.13 Services Agreement..................................  A-29
  10.14 Consulting Agreement................................  A-29
11. TERMINATION OF AGREEMENT................................  A-29
  11.1 Termination by Lapse of Time.........................  A-29
  11.2 Termination by Agreement of the Parties..............  A-29
  11.3 Termination by the Seller............................  A-29
  11.4 Termination by the Buyer.............................  A-29
  11.5 Termination by Buyer or Seller by Reason of Breach...  A-29
  11.6 Effect of Termination................................  A-30
12. FEES AND EXPENSES.......................................  A-30
13. INDEMNIFICATION.........................................  A-30
  13.1 Survival of Representations and Warranties...........  A-30
  13.2 Indemnification Provisions for Benefit of Buyer......  A-31
  13.3 Indemnification Provisions for Benefit of Seller.....  A-32
  13.4 Matters Involving Third Parties......................  A-32
  13.5 Adjustments to Indemnification Payments..............  A-33
  13.6 Escrow Fund..........................................  A-33
14. TRANSFER AND SALES TAX..................................  A-33
15. NOTICES.................................................  A-33
16. SUCCESSORS AND ASSIGNS..................................  A-34
17. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS...............  A-34
18. GOVERNING LAW...........................................  A-34
19. SECTION HEADING.........................................  A-34
20. SEVERABILITY............................................  A-34
21. COUNTERPARTS............................................  A-34
22. NO THIRD PARTY BENEFICIARIES............................  A-34
23. EFFECT OF DUE DILIGENCE.................................  A-35

                               INDEX OF EXHIBITS

Exhibit A.......................................................Escrow Agreement
Exhibit B...............................................Instrument of Assumption
Exhibit C..................................................Current Balance Sheet
Exhibit D..........................BSA Assets to Be Transferred Prior to Closing
Exhibit E...........................................................Bill of Sale
Exhibit F..................................Form of Opinions of Counsel to Seller
Exhibit G................................................Cross-License Agreement
Exhibit H.............................Jean-Marie Vogel Non-Competition Agreement
Exhibit I....................................Form of Opinion of Counsel to Buyer
Exhibit J.......................................................Supply Agreement
Exhibit K......................Employees Eligible for Retention Bonus Agreements
Exhibit K-1......................................Retention Bonus Agreement (LTI)
Exhibit K-2......................................Retention Bonus Agreement (BSA)
Exhibit L....................................................Beckman Obligations
Exhibit M......................Egisto Boschetti Supplementary Benefits Agreement
Exhibit N..................................................Services Arrangements
Exhibit O..................................Egisto Boschetti Consulting Agreement

The Exhibits listed above will be supplied upon request by the Commission.

                               INDEX OF SCHEDULES

SCHEDULE 1.1 (b)(ii).............................................Excluded Assets
SCHEDULE 1.1 (b)(iii)............Excluded BioSepra Contracts and Contract Rights
SCHEDULE 1.5 (a)(i)...Assumed Liabilities/Accounts Payable, Notes and Notes
                      Payable
SCHEDULE 1.5 (a)(ii)...............................Assumed Liabilities/Contracts
SCHEDULE 1.5 (a)(iii).....Assumed Liabilities /Other Liabilities and Obligations
SCHEDULE 1.6........................................Allocation of Purchase Price
SCHEDULE 2.1....................................................BSA Jurisdiction
SCHEDULE 2.2........................................BSG Contracts or Commitments
SCHEDULE 2.3..............................................Consents and Approvals
SCHEDULE 2.4(i)...............Ownership and Condition of the Assets/Encumbrances
SCHEDULE 2.4(ii)..................Ownership of the Assets/Permitted Encumbrances
SCHEDULE 2.6..................................Absence of Undisclosed Liabilities
SCHEDULE 2.7..........................................................Litigation
SCHEDULE 2.9...........................................................Inventory
SCHEDULE 2.10.......................................................Fixed Assets
SCHEDULE 2.11.............................................................Leases
SCHEDULE 2.12...........................Change in Financial Condition and Assets
SCHEDULE 2.13........................................................Tax Matters
SCHEDULE 2.14................................................Accounts Receivable
SCHEDULE 2.16..........................................Contracts and Commitments
SCHEDULE 2.17................................Compliance with Agreements and Laws
SCHEDULE 2.18.................................................Employee Relations
SCHEDULE 2.19..........................................................Customers
SCHEDULE 2.20..........................................................Suppliers
SCHEDULE 2.21........................................................Prepayments
SCHEDULE 2.22(a).............................................Intangible Property
SCHEDULE 2.22(b).......................................Other Intangible Property
SCHEDULE 2.22(c).....................................................Trade Names
SCHEDULE 2.24...............................................Regulatory Approvals
SCHEDULE 2.25.................................Powers of Attorney and Suretyships
SCHEDULE 2.30.........................................................Warranties
SCHEDULE 2.33.................................................Insurance Policies
SCHEDULE 3.2..............................................Consents and Approvals

The Schedules listed above will be supplied upon request by the Commission.

                            ASSET PURCHASE AGREEMENT

     Asset Purchase Agreement (this "Agreement") made as of the 14th day of April, 1999 by and between BioSepra Inc., a Delaware corporation with its principal office at 111 Locke Drive, Marlborough, Massachusetts 01752 U.S.A. (the "Seller"), and Life Technologies, Inc., a Delaware corporation with its principal office at 9800 Medical Center Drive, Rockville, Maryland 20850 (the "Buyer").

                             PRELIMINARY STATEMENT

     The Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets and business of the Seller (including any business conducted through subsidiaries) other than such assets and business of the Seller and its subsidiaries relating to intracorporeal and "on line" extracorporeal therapies or any autologous treatment (collectively, the "Business"), for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

  1.  Sale and Delivery of the Assets

     1.1  Delivery of the Assets.

     (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests which relate to or are used or held for use in connection with the Business:

          (i) all inventories of raw materials, work in process, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items (collectively, the "Inventory") of the Seller which exist on the Closing Date (as defined below);

          (ii) all accounts, accounts receivable, notes and notes receivable existing on the Closing Date (collectively, the "Accounts Receivable") of Seller;

          (iii) all prepaid expenses, advance payments and security deposits of the Seller existing on the Closing Date;

          (iv) all rights and benefits under the Contracts (as defined below) set forth on Schedule 2.16 attached hereto (collectively, the "Contract Rights") of the Seller;

          (v) all operating data and records, including without limitation, books (other than corporate minute and stock record books), records and accounts, correspondence, research and development files, drug master files, production records, technical, accounting, manufacturing, quality control and procedural manuals, customer lists, customer complaint files, sales and marketing literature, purchase orders and invoices and employment records of the Seller;

          (vi) all rights, claims, warranty rights and other similar rights of the Seller under express or implied warranties from suppliers;

          (vii) all machinery, equipment, tools, computers, computer hardware and software, motor vehicles, production reels and spools, tooling, dies, production fixtures, maintenance machinery and equipment, furniture and fixtures, leasehold improvements, construction in progress and other tangible assets, whether or not reflected as capital assets in accounting records (collectively, the "Fixed Assets") of the Seller;

          (viii) all right, title and interest in and to all of the outstanding shares of capital stock, with any dividends pertaining to the 1998 fiscal year and all subsequent fiscal years attached, of BioSepra, S.A. (the "BSA Shares"), a subsidiary of the Seller ("BSA");

          (ix) all right, title and interest in and to (including without limitation the right to sue for and obtain remedies against past infringement and rights of priority and protection of interests therein) all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, patents, patent applications, any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, continuations-in-part, divisions, and renewals, all letters patent granted thereon, all reissues, reexaminations) of any applications, trade names, trademarks and service marks, trademark and service mark registrations, applications for trademark and service marks registrations, the goodwill of the Business symbolized by the trade names, trademarks and service marks, trademark and service mark registrations and applications for trademark and service mark registrations, copyrights, copyright registrations, owned, or, where not owned, used and all right, title and interest in and to all licenses and other agreements relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas, in the United States and worldwide, including but not limited to the intangible property which is listed on Schedule 2.22 attached hereto (collectively, the "Intangible Property") of the Seller;

          (x) all Permits (as herein defined) of the Seller, including without limitation those listed on Schedule 2.17, other than those Permits which by law are not transferable as so indicated as not transferable on Schedule 2.17;

          (xi) all non-competition agreements in favor of the Seller;

          (xii) the name and all goodwill associated with the name "BioSepra";

          (xiii) all toll-free telephone numbers of the Seller;

          (xiv) all rights to the Seller's Internet website address http://www.biosepra.com; and

          (xv) except as specifically provided in Section 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, wherever located, which relate to or are used or held for use in connection with the Business.

     (b) Notwithstanding the provisions of paragraph (a) above, the assets to be transferred to the Buyer under this Agreement shall not include (i) those assets and business of the Seller relating to intracorporeal and "on line" extracorporeal therapies or any autologous treatment; (ii) those assets of the Seller listed on Schedule 1.1(b)(ii) attached hereto; or (iii) those contracts or contract liabilities of the Seller listed on Schedule 1.1(b)(iii) ((i), (ii) and (iii) together, the "Excluded Assets").

     (c) The Inventory, Accounts Receivable, Contract Rights, Fixed Assets, BSA Shares, Intangible Property and other properties, assets and business of the Seller described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

     1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. Without limiting the generality of the foregoing, the Seller shall execute such applications to governmental authorities, consents and other documents and take such other action as Buyer may reasonably request in order to enable the Buyer to use and register, as the Buyer may desire, the name "BioSepra" and any variation thereof.

     1.3 Purchase Price. (a) The purchase price for the Assets shall be Twelve Million Dollars ($12,000,000) plus the amount of the Assumed Liabilities (as defined herein), as determined and adjusted pursuant to this Agreement (the "Purchase Price"). At the Closing, the Buyer shall deliver to the Seller the aggregate sum of Twelve Million Dollars ($12,000,000), (i) less the amount of any downward adjustments made pursuant to Section 1.3(b), (ii) plus the amount of any upward adjustments made pursuant to

Section 1.3(b), and (iii) less the Escrow Amount (as herein defined), payable in such form as shall be requested by the Seller to an account designated by the Seller.

     (b) On the Closing Date, the Seller shall deliver to the Buyer the most recently available month-end combined balance sheet of the Seller relating to the Business and of BSA and BSG certified by the Chief Financial Officer of the Seller (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the Financial Statements (as defined in Section
2.5 below), and, to the extent it relates to BSA or BSG, shall be consistent with the accounting methods and procedures historically used to prepare the BSA Accounts (as herein defined) and the BSG accounts.

          (i) If current assets as set forth on the Closing Balance Sheet ("Closing Current Assets") excluding the Biosphere Receivable (as defined in Section 10.11 below) are less than $5,250,000, (the "Current Assets Target Amount"), the amount of the Purchase Price to be paid to the Seller in cash at the Closing will be reduced on a dollar-for-dollar basis by the amount of such deficiency, and if the Closing Current Assets are more than the Current Assets Target Amount, the amount of the Purchase Price to be paid to the Seller in cash at the Closing will be increased on a dollar-for-dollar basis by the amount of such excess.

          (ii) If total liabilities as set forth on the Closing Balance Sheet ("Closing Total Liabilities") are greater than $850,000 (the "Total Liabilities Target Amount"), the amount of the Purchase Price to be paid to the Seller in cash at the Closing will be reduced on a dollar-for-dollar basis by the amount of such excess, and if the Closing Total Liabilities are less than the Total Liabilities Target Amount, the amount of the Purchase Price to be paid to the Seller in cash at the Closing will be increased on a dollar-for-dollar basis by the amount of such deficiency.

     (c) No later than 30 days after the Closing Date, the Seller shall deliver to the Buyer (i) a combined balance sheet of the Seller relating to the Business and of BSA and BSG certified by the Chief Financial Officer of the Seller to be true, correct and complete (the "Closing Date Balance Sheet") and (ii) a true, correct and complete list and amount, as of the Closing Date, of each item referenced in paragraphs (a) through (g) of Section 7.6 hereof. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the Financial Statements and the Current Balance Sheet and, to the extent it relates to BSA or BSG, shall be consistent with the accounting methods and procedures historically used to prepare the BSA Accounts and the BSG accounts.

     (d) No later than 60 days after delivery of the Closing Date Balance Sheet, the Buyer shall complete a review and audit of the Closing Date Balance Sheet and shall inform the Seller in writing that the Closing Date Balance Sheet is acceptable or object to the Closing Date Balance Sheet in writing setting forth a specific description of the Buyer's objections. If the Buyer objects to the Closing Date Balance Sheet and the Seller does not agree with the Buyer's objections or such objections are not resolved on a mutually agreeable basis within 30 days of the Seller's receipt of Buyer's objections, any such disagreement shall be promptly submitted to a mutually acceptable "big five" accounting firm that is unaffiliated with either party or that is acceptable to Buyer and Seller (the "Unaffiliated Firm"). The Unaffiliated Firm shall resolve such dispute within 30 days after said Unaffiliated Firm's engagement by the parties. The decision of such Unaffiliated Firm shall be final and binding upon the Seller and the Buyer and its fees, costs and expenses shall be borne by the party against whom the Unaffiliated Firm shall rule.

     (e) If current assets as set forth on the Closing Date Balance Sheet as finally determined pursuant to the preceding paragraph (the "Revised Closing Date Balance Sheet") are more or less than the Current Assets Target Amount, the Purchase Price will be increased or decreased, respectively, and the Buyer or the Seller, as the case may be, will pay to the other cash in an amount equal to such excess or deficiency, taking into account any adjustments previously made pursuant to subparagraph (b)(i) above. Likewise, if total liabilities as set forth on the Revised Closing Date Balance Sheet are greater or less than the Total Liabilities Target Amount, the Purchase Price will be reduced or increased, respectively, and the Seller or the Buyer, as the case may be, will pay to the other cash in an amount equal to such excess or deficiency, taking into account any adjustments previously made pursuant to subparagraph (b)(ii) above. Any payments pursuant to this paragraph shall be made within 10 business days of determination by wire transfer of immediately available funds to an account specified by the Buyer or the Seller, as the case may be.

     1.4 Escrow Amount. In connection with the Closing, the Buyer, the Seller and a mutually agreeable escrow agent (the "Escrow Agent") shall execute an Escrow Agreement, in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"). On the Closing Date, the Buyer shall deliver One Million Dollars ($1,000,000) of the Purchase Price to the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement.

     1.5  Assumption of Liabilities; Etc.

     (a) At the Closing, on the terms and subject to the conditions of this Agreement, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit B, pursuant to which it shall assume and agree to perform, pay and discharge in accordance with their terms only the following liabilities, obligations and commitments of the Seller which relate to the Business:

          (i) Those accounts, accounts payable, accrued expenses and notes and notes payable of Seller which are set forth on Schedule 1.5(a)(i) attached hereto;

          (ii) All obligations of the Seller continuing after the Closing under the Contracts which are set forth on Schedule 1.5(a)(ii) attached hereto which become due and payable or are required to be performed after the Closing Date; and

          (iii) Those other liabilities and obligations of the Seller which relate to the Business which are specifically set forth in Schedule 1.5(a)(iii) attached hereto. The foregoing liabilities and obligations are collectively referred to as the "Assumed Liabilities."

     (b) Other than as set forth in Section 1.5(a) hereof, the Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or commitments of the Seller of any nature whatsoever, whether fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise. The Seller shall be responsible for and satisfy any and all of the liabilities, obligations and commitments of the Seller not assumed by Buyer pursuant to Section 1.5(a) hereof (the "Excluded Liabilities"). Without limiting the foregoing, Buyer shall not assume, pay or discharge, and shall not be liable for any liability, commitment or expense of Seller as a result of or arising from any of the following:

          (i) Seller's obligations and liabilities arising under this Agreement;

          (ii) any liability of the Seller for Taxes (as defined in Section 2.13) arising from the operation of the Business on or prior to the Closing Date or arising out of the sale by the Seller of the Assets pursuant to this Agreement other than with respect to taxes or charges as set forth in
     Section 14 below;

          (iii) all accounting, consulting, finders, investment banking, legal and similar fees and expenses incurred by the Seller in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby;

          (iv) any liability or obligation, including, without limitation, any liability for the Seller's attorney's fees or expenses, resulting from litigation, if any, which is disclosed in Schedule 2.7;

          (v) any liability or obligation to any employee or former employee of the Seller or to any third party, under any pension, insurance, bonus, profit-sharing or other employee benefit plan or arrangement or any obligation relating to salaries, bonuses, vacation or severance pay, or any obligation under any statute, rule or regulation, including without limitation ERISA;

          (vi) any liability, contract, commitment or other obligation of Seller, known or unknown, fixed or contingent, the existence of which constitutes or will constitute a breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement or which Buyer is not assuming hereunder;

          (vii) any liabilities or obligations of Seller under any contracts, commitments, arrangements or agreements relating to the Excluded Assets;

          (viii) any infringement or alleged infringement of any patent, trademark, tradename, copyright or other property right of any other person or entity arising out of any action of Seller on or prior to the Closing Date or any misappropriation or misuse of any trade secret or confidential or proprietary invention, discovery, process, formula, know-how, technology or information or any other right of another person or entity arising out of any action of Seller on or prior to the Closing Date;

          (ix) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Seller, or alleged to have been made by the Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold, licensed or leased by or on behalf of the Seller on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or lost profit as a result of the foregoing claims;

          (x) any liabilities or obligations under any Contracts which were originally entered into by the Seller but were subsequently assigned to an Affiliate of the Seller (other than BSA or BSG) (For purposes of this Agreement, "Affiliate" shall mean any corporation, firm, partnership or other entity which directly or indirectly is controlled by or is under common control with a party to this Agreement. As used herein, "control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity. Notwithstanding the foregoing, an "Affiliate" of BSA shall not include The Dexter Corporation and its subsidiaries other than Buyer and Buyer's subsidiaries. Notwithstanding the foregoing, an "Affiliate" of Seller shall not include Sepracor Inc. or its subsidiaries other than Seller and Seller's subsidiaries.);

          (xi) any liability or obligation arising out of the conduct by Seller of the Business on or prior to the Closing Date, including without limitation arising under Environmental Laws (as herein defined) and liabilities and obligations arising out of transactions entered into prior to the Closing Date (including without limitation liabilities or obligations arising out of any breach by Seller of any provision of any Contract included in the Assets or out of Seller's failure to perform any Contract in accordance with its terms prior to the Closing), and any other liability or obligation of Seller arising out of any action or inaction of Seller prior to the Closing Date or any state of facts existing prior to the Closing Date (regardless of when asserted) not expressly assumed by Buyer pursuant to this Agreement; and

          (xii) any liability of the Seller under any bulk transfer law of any jurisdiction, or any liability of the Buyer under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law.

     1.6 Allocation of Purchase Price. The aggregate amount of the Purchase Price shall be allocated among the Assets for all purposes (including Tax and financial accounting purposes) as set forth on Schedule 1.6 attached hereto, as such Schedule may be adjusted by mutual agreement of the parties on the

Closing Date and subsequent thereto based on any adjustments in the Purchase Price resulting from Section 1.3 hereof or otherwise. The parties shall file all Tax Returns (as defined in Section 2.13(a) hereof) in a manner consistent with such allocation; provided, however, that if any taxing authority makes or proposes an allocation with respect to the Assets which differs materially from such allocation, each of the Buyer and the Seller shall have the right, at its election and expense, to contest such taxing authority's determination. In the event of such a contest, the other party agrees to cooperate reasonably with the contesting party and shall have the right to file such protective claims or returns as may be reasonably required to protect its interest. Each party shall provide the other party with all notices and information reports filed with taxing authorities and agencies with respect to the allocation of the Purchase Price.

     1.7 The Closing. The Closing shall take place at the offices of Fulbright & Jaworski L.L.P., 801 Pennsylvania Avenue North West, Washington, D.C. at 10:00 a.m., Eastern Standard Time, on May 17, 1999 or at such other place, time or date as may be mutually agreed upon by the parties hereto. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at the close of business, Washington, DC time, on the date of the Closing (the "Closing Date").

  2.  Representations of the Seller

     The Seller represents and warrants to the Buyer as follows, except as set forth on the respective Schedules attached hereto (which Schedules set forth the exceptions to the representations and warranties under captions referencing the Sections to which such exceptions apply):

     2.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business, including the Business, as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. BSA is a French societe anonyme duly organized, validly existing, and duly registered with the "Registre de Commerce et des Societes de Nanterre" under the number B331502641 and has all requisite power and authority to own its properties and to carry on its business as now being conducted. BioSepra GmbH ("BSG") is a German corporation duly organized, validly existing and duly registered with the Commercial Register of the Local Court (Amtsgericht), Frankfurt am Main, under No. HRB 39846. The Seller, BSA and BSG are each duly qualified to do business and in good standing in all jurisdictions in which their ownership or leasing of property or the character of their business requires such qualification, all of which jurisdictions for BSA and BSG are set forth on Schedule 2.1. Copies of the Certificate of Incorporation and Bylaws of the Seller, and copies of the bylaws, share transfer register ("registre des mouvements de titres"), shareholder accounts ("comptes d'actionnaires") and "extrait K-bis" of BSA and copies of the Articles of Incorporation of BSG, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     2.2 Capitalization of the Seller, BSA and BSG. The Seller's authorized capital stock consists of 12,000,000 shares of Common Stock, $.01 par value, of which 8,456,059 shares are issued and outstanding as of December 31, 1998, and 1,000,000 shares of Preferred Stock, $.01 par value, none of which shares are issued and outstanding as of December 31, 1998. All of such shares have been duly and validly issued and are fully paid and nonassessable. BSA has a share capital of FF 21,300,000 divided into 213,000 shares of FF 100 each. All of such shares have been duly and validly issued, are fully paid and nonassessable and are held of record and beneficially by the Seller, except that six shares are held of record by minority shareholders in accordance with requirements of French law and will be transferred to the Seller prior to the Closing. BSG has a share capital of DM350,000 (the "BSG Shares"). All of such BSG Shares have been duly and validly issued, are fully paid and nonassessable. The Seller owns the BSA Shares owned by it on the date hereof and will, at the Closing, own all of the BSA Shares, free and clear of all Encumbrances (as herein defined). BSA owns the BSG Shares on the date hereof and will, at the Closing, own the BSG Shares, free and clear of all Encumbrances. The BSA Shares and the BSG Shares were issued in compliance with all applicable securities laws. The BSA Shares and the BSG Shares were not issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, instruments or understandings of any character to which the

Seller, BSA or BSG is a party or by which the Seller, BSA or BSG is bound, obligating BSA or BSG to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no outstanding obligations, contingent or otherwise, to which the Seller, BSA or BSG is a party or by which the Seller, BSA or BSG is bound, obligating BSA or BSG to purchase, redeem or otherwise acquire any of its capital stock, including in the case of BSA, the BSA Shares and in the case of BSG, the BSG Shares. None of the Seller, BSA or BSG is a party to any voting trust agreement or other contract, agreement, arrangement, commitment, plan or understanding restricting transfer or otherwise relating to voting, dividend or other rights with respect to the capital stock of BSA or BSG, including the BSA Shares and the BSG Shares. BSA does not have, directly or indirectly, any legal or beneficial interest in any subsidiary, partnership, joint venture or other entity, other than BSG. BSG has not (i) entered into any agreements, contracts, guarantees, understandings or other commitments (written or oral), (ii) engaged in any commercial operations, or (iii) incurred any liabilities or become subject to any obligations of any nature (matured or unmatured, fixed or contingent), other than as set forth on Schedule 2.2.

     2.3 Authorization. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and has been approved by written consent of Sepracor Inc. Prior to the Closing, all other requisite shareholder action of Seller regarding this Agreement, the agreements provided herein and the consummation by the Seller of all transactions contemplated hereby and thereby will have been obtained. This Agreement has been, and each other agreement contemplated hereby to which the Seller is a party will be, duly executed and delivered by the Seller. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller or BSA or BSG; (b) violate or conflict with the provisions of the charter or bylaws of the Seller or the organizational documents of BSA or BSG; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator to which the Seller or BSA or BSG is a party or to which any of their respective property is subject; (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance upon (i) the properties or assets of BSA or BSG pursuant to any indenture, mortgage or agreement (including without limitation the Contracts) to which BSA or BSG is a party or by which BSA or BSG or any of its properties is or may be bound or (ii) the properties or assets of the Seller pursuant to any indenture, mortgage or agreement (including without limitation the Contracts), to which the Seller is a party or by which the Seller or any of its properties is or may be bound, except in the case of (d)(ii), where such violation, conflict, breach, termination, default, acceleration, lien, charge or encumbrance would not reasonably be deemed to have a material adverse effect on the results of operations, financial condition, assets, properties or business of the Business (a "Material Adverse Effect") or on the consummation of the transactions contemplated by this Agreement; or (e) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit (as herein defined). Schedule 2.3 attached hereto sets forth a true, correct and complete list of all authorizations, consents, approvals or waivers from, notifications to, or filings with any third party (including without limitation any governmental body or authority) that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

     2.4 Ownership and Condition of the Assets. Schedule 2.4(i) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, mortgages, security interests, restrictions, pledges, charges, encumbrances and equities of any kind (collectively, the "Encumbrances") affecting the Assets or the Business. The Seller or BSA or BSG is, and at the Closing will be, the true and lawful owner of or will have valid and subsisting leasehold interests in or valid licenses to use, all of the Assets and all other assets used or held for use in connection with the Business, and upon payment therefor by Buyer, Buyer will have good, clear, record and marketable title thereto, or valid and subsisting leasehold interests in or valid licenses to use such assets free and clear of all Encumbrances of any kind, except as set forth on Schedule 2.4(ii) attached hereto (the "Permitted Encumbrances"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all Encumbrances of any kind or nature whatsoever, except for the Permitted Encumbrances. The Assets and the assets of BSA and BSG, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past 12 months (except inventory sold, cash used in the Business, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of the Business, and the Excluded Assets). Except for the Excluded Assets, there are no assets or properties used in the conduct of the Business and owned by any person or entity other than the Seller or BSA or BSG that will not be leased or licensed to the Buyer under valid, current leases or licenses following the Closing. The Assets and all assets of BSA and BSG are in all respects adequate for the purposes for which they are currently used or held for use. To the best knowledge of the Seller, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use, occupancy or operation.

     2.5 Reports and Financial Statements. (a) The Seller has previously furnished or made available to the Buyer true, complete and accurate copies, as amended or supplemented, of its (a) Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998 as filed with the Securities and Exchange Commission (the "SEC"), (b) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1995 and (c) all other reports or registration statements, other than Registration Statements on Form S-8, filed by the Seller with the SEC since January 1, 1995 (such annual and quarterly reports, proxy statements, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Company Reports"). As of their respective dates, the Company Reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Seller included in the Company Reports (together, the "Financial Statements"), as of the date of filing thereof, (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, (iii) presented fairly the consolidated financial position of the Seller and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended and (iv) were consistent with the books and records of the Company.

     (b) The Seller has made available to the Buyer true, correct and complete copies of the audited accounts of BSA relating to the financial years ended December 31, 1996, 1997 and 1998, together with the Annexes thereto (the "BSA Accounts"). The BSA Accounts have been prepared on the basis of a going concern and conform to the French "Plan Comptable"; they give a true and fair view of BSA's financial position and of its results for the relevant date and financial year; in particular, as at December 31, 1998 there were no assets necessary for the running of the business of BSA or any off-balance sheet liabilities which are not revealed or reflected in the BSA Accounts or disclosed on Schedule 2.6. The BSA Accounts make appropriate provision for bad or doubtful debts and for the depreciation of Inventory. Neither the Seller nor BSA has received notice in writing or a written warning from an official body or from its auditors concerning a failure to observe legal requirements relating to the preparation of the BSA Accounts. BSA owned, at each date to which the BSA Accounts referred, without any dispute, limit or reservation of whatever nature, all of the tangible assets which appear in the relevant BSA Accounts, and will own such assets at Closing. The preparation of the BSA Accounts has not been subject to any significant change as to the accounting methods, principles or practices used by the BSA and/or Seller, or to a specific accounting practice (in particular, without limitation, in respect of the accounting principles, the notes to the accounts relating to reserves, to depreciation and to rates used), which would otherwise give a misleading comparison between the accounts for one period and the next. The BSA Accounts for the financial year ended December 31, 1998 have been prepared on a basis consistent with the BSA Accounts for the financial years ended December 31, 1996 and 1997 and present fairly BSA's financial position and its results at the date and for the period concerned.

     2.6 Absence of Undisclosed Liabilities. Attached hereto as Exhibit C is a true, correct and complete copy of the unaudited combined balance sheet of Seller relating to the Business and of BSA and BSG as of December 31, 1998 (the "Current Balance Sheet"). The Current Balance Sheet is in accordance with the books and records of the Seller, BSA and BSG and was prepared in accordance with GAAP applied on a basis consistent with that of the Financial Statements. Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets or the Business, and BSA and BSG do not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, including without limitation documentary or standby letters of credit, bid or performance bonds, or customer or third party guarantees, and, to the Seller's knowledge, no condition, situation or set of circumstances exist that is reasonably likely to result in such a liability, except as and to the extent with respect to any of the foregoing (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on Schedule 2.6 attached hereto, or (c) incurred in the ordinary course of the Business after the date of the Current Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit, or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Business). Except as required by French law and except as disclosed on Schedule 2.6, none of the employees of the Business is now, or will by passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to December 31, 1998 except as disclosed on the Current Balance Sheet.

     2.7 Litigation. Except as set forth on Schedule 2.7 attached hereto, none of the Seller, BSA or BSG nor any of their respective officers or directors (in their capacity as such and only to the extent related to the Business), is a party to, nor to the Seller's best knowledge threatened with, and none of the Assets or any of the assets or properties of BSA or BSG is subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority, whether at common law, civil law or in equity, nor to the best of Seller's knowledge is there any basis in fact therefor.

     2.8  Intentionally Deleted.

     2.9 Inventory. Schedule 2.9 attached hereto sets forth a true, correct and complete list of the Inventory of the Business as of December 31, 1998 (the "Balance Sheet Date"), including a description and the book value thereof.
Schedule 2.9, as updated pursuant to Sections 7.6 and 1.3(c) hereof, shall set forth a true, correct and complete list in accordance with GAAP, of the Inventory of the Business as of the date of the Closing Balance Sheet (the "Interim Date") and as of the Closing Date, respectively, including a description and valuation thereof. The Inventory listed on Schedule 2.9 comprises all of the Inventory of the Business on the Balance Sheet Date and all of the Inventory reflected on the Current Balance Sheet, and the Inventory listed on Schedule 2.9 as updated pursuant to Sections 7.6 and 1.3(c) will comprise all of the Inventory of the Business as of the Interim Date and as of the Closing Date, respectively, and all of the Inventory reflected on the Closing Balance Sheet and on the Closing Date Balance Sheet. All of such Inventory was acquired and has been maintained in the ordinary course of the Business; consists of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business in accordance with GAAP; is valued at the lower of cost or market in accordance with GAAP and consistent with the Financial Statements and the BSA Accounts and is not subject to any write-down or write-off. Neither the Seller nor BSA is under any obligation or has any liability with respect to the return of the Inventory of the Business in the possession of wholesalers or retailers or any Inventory previously sold to other customers except in a manner consistent with past practice.

     2.10 Fixed Assets. Schedule 2.10 attached hereto sets forth a true, correct and complete list, of all Fixed Assets of the Business as of the Balance Sheet Date, including a description thereof. Schedule 2.10, as updated pursuant to Sections 7.6 and 1.3(c) hereof, shall set forth a true, correct and complete list, of all Fixed Assets of the Business as of the Interim Date and as of the Closing Date, respectively, including a description thereof. The Fixed Assets listed on Schedule 2.10 comprise all of the Fixed Assets of the Business on the Balance Sheet Date and all of the Fixed Assets reflected on the Current Balance Sheet, and the Fixed Assets listed on
Schedule 2.10 as updated pursuant to Sections 7.6 and 1.3(c) will comprise all of the Fixed Assets of the Business as of the Interim Date and as of the Closing Date, respectively, and all of the Fixed Assets reflected on the Closing Balance Sheet and on the Closing Date Balance Sheet, respectively. All of the Fixed Assets of the Business are in good operating condition and repair, normal wear and tear excepted, are usable in the regular and ordinary course of the Business as conducted by the Seller, BSA and BSG prior to the Closing Date and conform in all material respects to all applicable statutes, rules, regulations and ordinances of every governmental authority having jurisdiction over any of them. There are no ongoing material repairs to any of the Fixed Assets of the Business being made by or on behalf of the Seller, BSA or BSG, and no such Fixed Asset currently requires repair or replacement which has knowingly been deferred.

     2.11 Leases. Schedule 2.11 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which BSA is a party (the "Leases") and any and all capital expenditures made or committed or agreed to be made under any of the Leases. True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. BSA enjoys peaceful and undisturbed possession under all such Leases. The Leases are in full force and effect, are binding and enforceable against BSA and, to the Seller's knowledge, each of the other parties thereto, in accordance with their respective terms and, except as set forth on Schedule 2.11, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. Except as set forth on Schedule 2.11 attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default. Neither the Seller nor BSA has received notice of any violation of any applicable zoning ordinance, building code, use or occupancy restriction or any condemnation action or proceeding with respect to any of the premises under the Leases.

     2.12  Change in Financial Condition and Assets.  Except as set forth on
Schedule 2.12 attached hereto, since the Balance Sheet Date, there has been no material adverse change in any of the Assets or any assets of BSA or BSG used in the Business or in the condition, financial or otherwise, of the Business.

     Without limiting the foregoing, except as set forth on Schedule 2.12, since the Balance Sheet Date, (a) neither BSA nor BSG has: (i) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities, liabilities under contracts entered into and borrowings under banking facilities disclosed in the Schedules hereto, all of which were in the ordinary course of business and consistent with past practice;
(ii) discharged or satisfied any Encumbrance or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Current Balance Sheet (including regularly scheduled payments (but not prepayments) of long-term debt) and current liabilities incurred since the Balance Sheet Date in the ordinary course of the Business and consistent with past practice; (iii) failed to pay or discharge when due its liabilities or obligations; (iv) mortgaged, pledged or subjected to an Encumbrance any of its assets, tangible or intangible; (v) sold, assigned or transferred any of its tangible assets except for the sale of inventory in the ordinary course of the Business consistent with past practice, canceled any debt or claim, or waived any right of substantial value whether or not in the ordinary course of the Business; (vi) sold, assigned, transferred or granted any license with respect to any Intangible Property; (vii) suffered any material damage or destruction whether or not covered by insurance; (viii) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $25,000; (ix) received notice or had knowledge of any actual or threatened labor trouble or strike or union organizing effort; (x) suffered any loss or received written notice of any threatened loss of any of its customers or suppliers disclosed pursuant to Sections 2.19 and 2.20; (xi) granted any severance or termination pay or increased any compensation or benefits payable to or entered into or modified any employment, deferred compensation or other similar plan, agreement or arrangement with any of its directors, officers, employees, independent contractors or consultants; (xii) made any material change in the manner of its business or operations, including without limitation any change in the manner or rate of billings or collections; (xiii) made any material change in any method of accounting or accounting practice; (xiv) declared, set aside or paid any dividend or made any distribution on any shares of its capital stock (whether in cash or in kind), or issued, sold, redeemed, purchased or acquired any shares (including any options, warrants or other rights with respect thereto) of its capital stock; (xv) entered into any transaction except in the ordinary course of the Business and consistent with past practice or as otherwise contemplated hereby; or (xvi) entered into any commitment (contingent or otherwise) to do any of the foregoing; and

     (b) the Seller has not taken any of the foregoing actions or suffered any of the foregoing events, in each case with respect to the Business, except as otherwise contemplated hereby.

     2.13 Tax Matters. (a) Each of the Seller, BSA and BSG has filed all federal state, local and foreign Tax Returns (as hereinafter defined) that it has been required to file (taking into account all extensions) through and including the date hereof. All such Tax Returns reflect all liabilities for Taxes for the periods covered by such Tax Returns. All Taxes owed by Seller, BSA and BSG (whether or not shown on any Tax Return) have been fully and timely paid when due or provided for in the Financial Statements. Except as disclosed on
Schedule 2.13, none of the Seller, BSA or BSG is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a governmental authority in a jurisdiction where Seller, BSA or BSG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the Assets or the assets of BSA or BSG that arose in connection with any failure (or alleged failure) to pay any Tax, other than any Tax which is not yet due and payable or which is being contested in good faith through appropriate proceedings and for which adequate reserves exist on the Seller's or BSA's or BSG's books. For purposes of this Agreement, "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, gains, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

     (b) Each of the Seller, BSA and BSG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid by it or owing by it to any employee, independent contractor, creditor, stockholder or other third party.

     (c) None of the Seller, BSA, BSG or any director or officer (or employee responsible for Tax matters) thereof currently has any reason to believe that any authority intends to assess any additional Taxes against the Seller, BSA or BSG with respect to any period for which Tax Returns have been filed. None of BSA, Seller or BSG nor any director or officer thereof has received written notice from any authority of such authority's intent to assess any additional Taxes against BSA, BSG or Seller with respect to any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of BSA, BSG or Seller either (i) claimed or raised by any governmental authority in writing, or (ii) as to which BSA, BSG or Seller has actual knowledge after reasonable investigation except as set forth on Schedule 2.13.
Schedule 2.13 lists all federal, local and foreign income Tax Returns filed with respect to BSA and BSG for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited by a taxing authority, and indicates those Tax Returns that currently are the subject of audit by a taxing authority. The Seller has made available to the Buyer correct and complete copies of all BSA's, BSG's and Seller's income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BSA or BSG since January 1, 1994.

     (d) None of Seller, BSA or BSG has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. None of the Seller, BSA or BSG has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither BSA nor BSG is a party to any Tax allocation or sharing agreement. Neither BSA nor BSG (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated U.S. federal income Tax Return (other than a group of which the Seller was the common parent), and (ii) is liable for the Taxes of any other person under Treas. Reg. sec.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (f) All material elections and consents with respect to any Tax (or the computation thereof) affecting BSA or BSG as of the date hereof are indicated on the Tax Returns if and to the extent required to be indicated thereon or are set forth on Schedule 2.13. After the date hereof, no election or consent with respect to any Tax (or the computation thereof) affecting BSA or BSG will be made without the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed).

     (g) The unpaid Taxes of BSA and BSG have not (i) exceeded, as of the Balance Sheet Date, the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto), or (ii) exceeded that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BSA and BSG in filing its Tax Returns.

     (h) BSA is not a party to any "acte anormal de gestion", being defined as a transaction or arrangement under which it may be required to pay for any asset or any services or facilities an amount which is in excess of the market value of such asset, services or facilities, or will receive any payment for an asset, services or facilities that it has supplied or provided, or is liable to supply or provide, which is less than the market value of such asset, services or facilities.

     (i) BSA does not benefit from any advantageous tax regime or social security regime granted by law or by a specific ruling from any French governmental or local authority that may be challenged, either in part or in whole, as a result of the sale of the BSA Shares.

     (j) As of December 31, 1998, BSA had net operating loss carryovers of approximately $10,514,000, of which approximately $6,009,000 of these net operating loss carryovers expire in the year 2000, and the remainder may be used indefinitely provided that there is no substantial change in the business of BSA.

     2.14 Accounts Receivable. Schedule 2.14 attached hereto sets forth a true, correct and complete list, of all Accounts Receivable of the Business, including an aging thereof, as of the Balance Sheet Date. Schedule 2.14, as updated pursuant to Sections 7.6 and 1.3(c) hereof, shall set forth a true, correct and complete list of the Accounts Receivable of the Business as of the Interim Date and as of the Closing Date, respectively, including an aging thereof. The Accounts Receivable listed on Schedule 2.14 comprise all of the Accounts Receivable of the Business as of the Balance Sheet Date and all of the Accounts Receivable reflected on the Current Balance Sheet, and the Accounts Receivable listed on Schedule 2.14 as updated pursuant to Sections 7.6 and 1.3(c) will comprise all of the Accounts Receivable of the Business as of the Interim Date and as of the Closing Date, respectively, and all of the Accounts Receivable reflected on the Closing Balance Sheet and on the Closing Date Balance Sheet, respectively. All of the Accounts Receivable of the Business are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible at the full recorded amount thereof over the period of usual trade terms (by use of normal collection methods without resort to litigation or reference to a collection agency). The Seller, BSA and BSG have fully performed all obligations with respect thereto which they were obligated to perform prior to the date of the Current Balance Sheet, the Closing Balance Sheet or the Closing Date Balance Sheet, as applicable.

     2.15 Books and Records. The general ledgers and books of account of the Seller, BSA and BSG, all federal, state, local and foreign income, franchise, property and other tax returns filed by the Seller with respect to the Assets and the Business, and all other books and records of BSA, BSG and of the Seller (other than the corporate minute and stock record books of the Seller) which relate to the Assets and the Business are complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

     2.16  Contracts and Commitments.

     (a) Schedule 2.16 attached hereto contains a true, complete and correct list and description of the following contracts, arrangements, commitments and agreements, whether written or oral (other than an excluded contract or excluded contract liability as set forth in Schedule 1.1(b)(iii)) (x) by which any of the Assets are bound or affected, (y) to which Seller is a party or by which it is bound in connection with the Business or any of the Assets and (z) to which BSA or BSG is a party or by which any of their assets or properties are bound or affected (collectively, the "Contracts"):

          (i) all loan agreements, indentures, mortgages and guaranties;

          (ii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements which involve payments or receipts of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto;

          (iii) all agency, distributor, sales representative and similar agreements;

          (iv) all contracts, agreements or other understandings or arrangements with any stockholder or Affiliate of the Seller, BSA or BSG;

          (v) all leases, whether operating, capital or otherwise, which involve payments of more than $10,000 individually or in the aggregate per year;

          (vi) contracts, agreements or commitments containing any covenant not to compete obligating Seller, BSA or BSG with respect to the Business or containing any covenant to indemnify any person or entity; or

          (vii) any other material agreement or contract.

     (b) Except as set forth on Schedule 2.16 attached hereto:

          (i) each Contract is in full force and effect and is a valid and binding agreement of the Seller, BSA or BSG, as the case may be, enforceable against the Seller, BSA or BSG, as the case may be, in accordance with its terms, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

          (ii) none of the Seller, BSA or BSG is in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of rights or an acceleration of an obligation or result in the creation of any Encumbrance, thereunder or pursuant thereto; and

          (iii) to the knowledge of the Seller, there is no existing breach or default by any other party to any Contract and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or an acceleration of an obligation or result in the creation of any Encumbrance thereunder or pursuant thereto;

     (c) Except as set forth on Schedule 2.3 or Schedule 2.16, the continuation, validity, enforceability and effectiveness of each Contract will not be affected by the consummation of the transactions contemplated by this Agreement.

     (d) True, correct and complete copies of all written Contracts and true, correct and complete summaries of all oral Contracts have previously been made available by the Seller to the Buyer.

     (e) No party to any Contract has repudiated any provision thereof and communicated such repudiation to the Seller, and there are no negotiations pending or in progress to revise any material terms of any Contract.

     (f) Except as set forth on Schedule 2.16, (i) no Contracts which are purchase contracts continue for a period of more than 12 months or are for quantities or amounts in excess of the normal, ordinary, usual and current requirements of the Business; (ii) no Contracts (including any bids or proposals with respect to the Business) continue for a period of more than 12 months or quote prices which will not result in profits consistent with past experience; and (iii) none of the Contracts as set forth on Schedule 2.16 or as set forth on
Schedule 2.2 obligates the Seller, BSA or BSG to sell products or to render services to third parties at a price which the Seller knows or has reason to believe would result in a net loss on the sale of such products or the rendering of such services or pursuant to terms or conditions the Seller, BSA or BSG cannot reasonably expect to satisfy or fulfill in their entirety.

     2.17 Compliance with Agreements and Laws. The Seller, BSA and BSG have all requisite licenses, permits, certificates, authorizations and approvals including environmental, health and safety and employee health and safety permits, from foreign, federal, state and local authorities necessary to conduct the Business as currently conducted (collectively, the "Permits"), all of which Permits are set forth on Schedule 2.17. All of the Permits identified in
Schedule 2.17 are in full force and effect, and no party thereto is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. No action or claim is pending or, to Seller's knowledge, threatened to revoke or terminate any Permit identified in Schedule 2.17. None of the Seller, BSA or BSG is or has been in violation of any law, rule, regulation, ordinance or court or administrative order (including, without limitation, those relating to building, zoning, environmental, disposal of hazardous substances, land use, health and safety and employee health and safety matters). Except as set forth on Schedule 2.17 attached hereto, none of the Seller, BSA or BSG has received any notice or communication from any foreign, federal, state or local governmental or regulatory authority or otherwise of any such violation and, to the best of Seller's knowledge, no such notice or communication is threatened. BSA is ISO 9001 certified, and the Seller believes that it has designed its new plant to be compliant. The Seller believes that its production and documentation procedures are consistent with Good Manufacturing Practices as prescribed by the United States Food and Drug Administration as applicable to a supplier to the pharmaceutical industry and that it has designed its new plant to be compliant with such practices.

     2.18  Employee Relations and Benefit Plans.

     (a) Schedule 2.18 attached hereto sets forth a true, correct and complete list of the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of all current officers, employees and independent contractors of and consultants to BSA (the "BSA Employees") and of all current officers, employees and independent contractors of and consultants to Seller who devote substantially all of their time to the Business and to whom Buyer shall make an offer of employment as of the Closing Date in accordance with Section 7.7 (the "Affected Employees"). BSG does not employ any employees, independent contractors or consultants.

     (b) Each of the Seller and BSA is in compliance with all federal, state, foreign, municipal and French laws respecting employment, employee benefit plans and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

     (c) Except as set forth on Schedule 2.18 attached hereto;

          (i) none of the BSA employees is currently represented by any labor union;

          (ii) there is no unfair labor practice complaint against BSA pending before the French Labour Inspectorate or any federal, state, local or foreign agency;

          (iii) there is no pending labor strike or other labor trouble or grievance affecting the BSA Employees (including, without limitation, any organizational drive targeted directly or indirectly at the BSA Employees);

          (iv) neither the Seller nor, except as may be required by French law, BSA, has any liability for salary, commissions, bonuses, vacation, sick leave, maternity leave or other compensation, fringe benefits or termination or severance benefits due to the BSA Employees except as listed on Schedule 2.18, whether accrued, contingent or otherwise, except as set forth or reserved for on the Closing Balance Sheet and the Closing Date Balance Sheet;

     (d) No employment contract of any of the BSA Employees contains provisions for compensation in the event of redundancy or retirement which are more favorable than those under the law governing the said contract or the applicable collective bargaining agreement.

     (e) Neither BSA nor the Seller has given any written undertakings to any of the BSA Employees, including, but without limitation, to increase salaries, pay any bonus, grant any profit share or supplementary pension or other individual advantage, which has not been duly provided for in the BSA Accounts.

     (f) No employment contract of any BSA Employee provides for payment of damages, interest or compensation, which exceeds that stipulated by applicable law or by the applicable collective bargaining agreement.

     (g) No BSA Employee with the status of "cadre" (executive) has given notice to resign, or has received a redundancy notice. No sums are owing to former BSA Employees as a result of any redundancy, dismissal or resignation that is not reflected in the BSA Accounts. No BSA Employee having received a redundancy notice has, on the date hereof, requested preferential treatment for re-employment.

     (h) Except as provided for by law or in any applicable collective bargaining agreement, there are no schemes, agreements or arrangements in existence which grant special benefits to any BSA Employees, including, in particular, with respect to supplementary pension and retirement rights. As such, there are no superannuation, pension, life assurance, death benefit, sickness or accident benefit schemes or arrangements in existence which grant to any BSA Employees supplementary benefits other than those required by law.

     (i) With respect to the BSA Employees, BSA and the Seller have complied in all respects with all applicable French labor, social security, health and safety at work regulations, including, without limitation, in relation to redundancy, employees' representation and social security contributions. In particular, the elections of personnel representatives have been duly held within the correct time limits and any necessary consultation with personnel representatives, works councils and trade union representatives has been carried out in accordance with all applicable laws and regulations.

     (j) There are no current disputes between BSA or the Seller and any trade union or similar organization with respect to the BSA Employees.

     (k) Neither BSA nor the Seller is in breach of its statutory obligations concerning the health and safety at work of the BSA Employees, nor has it received written notice of any claim against it by any employee or third party relating to an accident.

     (l) Except as provided for by law or in any applicable collective bargaining agreement, none of the BSA Employees are subject to any obligation under any subscription program, share-option or profit-sharing schemes reserved to its employees.

     (m) The only collective bargaining agreement applicable to BSA Employees is disclosed in Schedule 2.18.

     (n) Each of the BSA Employees is employed exclusively in the business of BSA and no BSA Employee is currently on secondment ("detache ") to the Seller, any affiliate of the Seller or any third party.

     2.19 Customers. Schedule 2.19 attached hereto sets forth a true, correct and complete list of the names and addresses of all customers of the Seller or BSA which accounted for more than 5% of the total sales, of the Business, in the fiscal year ended December 31, 1998. The Seller has not received written notice from any of the customers listed on Schedule 2.19 that such customer intends to cease purchasing from the Seller, BSA or BSG. The Seller is not aware that any such customer intends to alter in any respect the amount of such purchases with the Seller, BSA or BSG. The Seller is not aware that any customer will cancel outstanding purchase orders placed with the Seller, BSA or BSG or will alter any written order forecast, except as listed on Schedule 2.19.

     2.20 Suppliers. Schedule 2.20 attached hereto sets forth a true, correct and complete list of the names and addresses of all suppliers of the Seller, BSA and BSG which individually accounted for more than 5% of purchases of the Business, for the fiscal year ended December 31, 1998. The Seller has not received written notice from any of the suppliers listed on Schedule 2.20 that such supplier intends to cease selling to the Seller, BSA or BSG. The Seller is not aware that any such supplier intends to alter in any respect the amount of such sales with the Seller, BSA or BSG. The Seller is not aware that any supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by the Seller, BSA or BSG.

     2.21 Prepayments. Schedule 2.21 attached hereto sets forth all prepayments from customers for products to be shipped, or services to be performed, which Seller reasonably expects will be shipped or performed more than 60 days after the date hereof and which have been received by the Seller, BSA or BSG as of the date hereof.

     2.22 Trade Names and Other Intangible Property. (a) Schedule 2.22(a) attached hereto sets forth a true, correct and complete list of all trademarks, patents, patent applications, invention records, lab notebooks, procedures ("SOPs") and research and development activity reports of the Seller which relate to or are used or held for use in connection with the Business and all trademarks, patents, patent applications, invention records, lab notebooks, SOPs and research and development activity reports of BSA. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property of the Seller and of BSA have been previously made available by the Seller to the Buyer and are listed on Schedule 2.16(a). All such licenses and agreements are in full force and effect and neither the Seller or BSA nor, to the best of the Seller's knowledge, any of the other parties to such licenses or agreements is in breach of any provision of, or in default under any of the terms of, such licenses or agreements and, to the best of the Seller's knowledge, no condition exists which, with the passage of time, the giving of notice, or both, would result in such a breach or default. The consummation of the transactions contemplated by this Agreement neither constitutes a breach of nor causes a termination of any such license or agreement.

     (b) Schedule 2.22(b) attached hereto sets forth a true, correct and complete list, and where appropriate, a description of all Intangible Property set forth in Schedule 2.22(a) to which neither Seller nor BSA's rights are exclusive. Except as otherwise disclosed in Schedule 2.22(b) attached hereto, the Seller or BSA exclusively owns or has the exclusive right to use all Intangible Property listed on Schedule 2.22(a) and all designs, permits, labels and packages used on or in connection therewith relating to the Business. Seller has not knowingly misappropriated the trade secrets of any third party. The Intangible Property set forth in Schedule 2.22(a) is sufficient to enable the Seller and BSA to conduct the Business as presently conducted by the Seller and BSA.

     (c) Except as disclosed in Schedule 2.22(b), neither the Seller nor BSA has received any notice of, and there is no basis for, a claim against it that any of its operations, activities, products or publications infringes any patent. Except as disclosed in Schedule 2.22(b), neither the Seller nor BSA has received any notice of, and to the best of Seller's knowledge, there is no basis for, a claim against it that any of its operations, activities, products or publications infringes any trademark, trade name, copyright or other property right of any third party. Except as disclosed in Schedule 2.22(b), neither the Seller nor BSA has received any notice of, and, to the best of Seller's knowledge, there is no basis for, a claim that it is illegally or otherwise using any trade secret, or any confidential or proprietary invention, discovery, process, formula, know-how, technology or information of another. To the best of the Seller's knowledge, no person or entity which is not a party to this Agreement is infringing upon, is in violation of, or is misappropriating or misusing any of the Intangible Property of the Seller or BSA. To the best of the Seller's knowledge, and except as set forth in Schedule 2.22(b) subsequent to the Closing, no other party, including but not limited to, any current or former director, officer, stockholder, employee or consultant of the Seller or BSA will own, have an interest in or have the right to use any Intangible Property which is being, or was at any time since January 1, 1994, utilized in the Business. Except as disclosed in Schedule 2.22(b), there is no pending or, to the best of the Seller's knowledge, threatened claim or litigation against the Seller or BSA and, to the best of the Seller's knowledge, no basis for any potential claim or litigation against the Seller or BSA contesting its right to use any Intangible Property. Except as disclosed in Schedule 2.22(b), there is no pending or, to the best of the Seller's knowledge, threatened claim or litigation against the Seller or BSA and, to the best of the Seller's knowledge, there is no basis for any potential claim or litigation against the Seller or BSA asserting the misappropriation or misuse of any trade secret or any confidential or proprietary invention, discovery, process, formula, know-how, technology or information of another. Except as disclosed in Schedule 2.22(b), there is no pending or, to the best of the Seller's knowledge, threatened claim or litigation against the Seller or BSA and there is no basis for any potential claim or litigation against the Seller or BSA asserting that the Seller or BSA has violated or infringed any patent. Except as disclosed in Schedule 2.22(b), there is no pending or, to the best of the Seller's knowledge, threatened claim or litigation against the Seller or BSA, and, to the best of the Seller's knowledge, there is no basis for any potential claim or litigation against the Seller or BSA, asserting that the Seller or BSA has violated or infringed any trademark, trade name, copyright or other property right of another. This Agreement and the consummation of the transactions contemplated hereby will not affect the continuation, validity and effectiveness of any right in the Intangible Property being transferred to Buyer or owned by BSA. Since January 1, 1994, the Seller and BSA have not conducted business under any corporate, trade or fictitious name other than the names listed on Schedule 2.22(c) hereto.

     2.23  Real Estate.  Neither the Seller nor BSA owns any real property.

     2.24 Regulatory Approvals. All consents, approvals, authorizations, filings, notifications and other requirements prescribed by any law, rule or regulation which must be made, given, obtained or satisfied by the Seller or BSA and which are necessary for the execution and delivery by the Seller or BSA of this Agreement and the documents to be executed and delivered by the Seller or BSA in connection herewith and the consummation of the transactions contemplated hereby and thereby are set forth on Schedule 2.24 attached hereto and have been, or will be prior to the Closing Date, made, given, obtained or satisfied.

     2.25  Powers of Attorney and Suretyships.  Except as set forth on Schedule
2.25 attached hereto, none of the Seller, BSA or BSG has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     2.26 Brokers. The Seller represents and warrants that none of the Seller, BSA or BSG has engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     2.27 No Illegal or Improper Transactions. None of the Seller, BSA or BSG, or to the Seller's knowledge, any officer, director, employee, agent or Affiliate of any of them has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any person or entity, directly or indirectly, any money or thing of value for the purpose or with the intent of (a) obtaining or maintaining business for the Seller, BSA or BSG, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable ordinance, regulation or law.

     2.28 Environmental Matters. (a) The Seller, BSA and BSG have complied in all respects with all Environmental Laws. There is no pending or, to the Seller's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any person or entity relating to any Environmental Law involving the Seller, BSA and BSG. For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, code, rule, regulation, ordinance, program, permit, guidance, order or consent decree relating to pollution, hazardous substances or waste, natural resources, the environment or occupational health and safety, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. sec.6901, et seq., as amended), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec.9601, et seq., as amended), the Toxic Substance Act (15 U.S.C. sec.2601 et seq., as amended), the Clean Water Act (33 U.S.C. sec.466, et seq., as amended), the Clean Air Act (42 U.S.C. sec.7401, et seq., as amended) and federal and state environmental cleanup programs.

     (b) BSA has obtained all environmental permits relating to the business of BSA and such permits are in full force and effect. The environmental permits do not materially limit or affect the processes, methods, capacity or operating hours of the persons carrying on the business of BSA as currently carried on. No material capital expenditure is currently required for BSA in relation to environmental matters in order to comply with, extend, renew or obtain any environmental permit or comply with Environmental Laws. To the Seller's knowledge, the transfer of the BSA Shares under this Agreement will not result in (i) the variation, limitation or revocation of any environmental permit or
(ii) any environmental permit not being extended, renewed or granted. To the Seller's knowledge, none of the real properties on which BSA carries on its business is contaminated, and no pollution or contamination has migrated to or otherwise affected any other property. All environmental audits and other assessments, reviews and reports in the possession or control of the Seller or BSA have been disclosed to the Buyer.

     2.29 Year 2000 Compliance. The Seller is in the process of reviewing its operations and the operations of all third parties with which the Seller has a material relationship to evaluate the extent to which the business or operations of the Seller will be affected by Year 2000 issues. The Seller represents and warrants that the disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the SEC relating to Year 2000 issues is accurate and complies as to form in all material respects with the rules and regulations of the Securities Act of 1933, as amended. "Year 2000 issues" as used herein means Year 2000 issues described in or contemplated by the SEC's
Interpretation: Disclosure of Year 2000 Issues and Consequences by Public Companies, Investment Advisors, Investment Companies, and Municipal Securities Issuers (Release No. 33-7558). The Seller anticipates that the costs associated with upgrading certain of BSA's hardware and software to become year 2000 compliant will not exceed $25,000.

     2.30 No Product Liabilities; Product Warranties. (a) The Seller, BSA and BSG have not incurred, nor does the Seller know of or have any reason to believe there is any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, labeling, instructions or otherwise) ("Product Liability") with respect to any product sold or service rendered by the Seller in the conduct of the Business or by BSA and BSG, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any doctrine of civil law, any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

     (b) The Seller has furnished the Buyer with all forms of warranties or guarantees of products and services that are in effect or proposed to be used by the Seller in the conduct of the Business or by BSA or BSG. There are no pending or, to the best knowledge of the Seller, threatened claims against the Seller, BSA or BSG under any warranty or guaranty. Schedule 2.30 lists all payments or settlements made in respect of any such warranty or guaranty since January 1, 1994, indicating the name of each customer, the amount of each payment and a brief description of the facts relating thereto.

     2.31 Disclosure. No information furnished by or on behalf of the Seller to the Buyer under this Agreement (including the Schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make such information, in the light of the circumstances under which it was furnished, not misleading.

     2.32 Bankruptcy. BSA is able to pay its debts as they fall due, is not in an "Etat de cessation de paiement", is not the subject of any procedure for its judicial receivership ("redressement judiciaire") or any similar or equivalent procedure or liquidation ("liquidation judiciaire"), and no judicial administrator ("administrateur judiciaire") or liquidator has been appointed in respect of it. Neither BSA nor the Seller has commenced negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, nor has it made a general assignment for the benefit of its creditors. No receiver or arbitrator ("conciliateur") has been appointed in the context of amicable receivership ("reglement amiable" or "mandataire ad hoc") proceedings in respect of BSA.

     2.33 Insurance. (a) Schedule 2.33 sets forth all insurance agreements and policies maintained by the Seller, BSA or BSG or under which the Seller, BSA or BSG is listed as a beneficiary or additional insured (including any self-insurance arrangements) and the type and amounts of coverage thereunder. During the past three years, none of the Seller, BSA or BSG has been refused insurance, nor has its coverage been limited, nor has any claim been made in respect of any such insurance. All of such policies, agreements and arrangements are in full force and effect, none of the Seller, BSA or BSG is delinquent with respect to any premium payments thereon, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The Seller, BSA or BSG maintain the type and amount of insurance which is adequate to protect them and their financial condition against the risks involved in the conduct of the Business.

     (b) The Seller has maintained, and will until the Closing maintain and pay, all premiums associated with, those insurance policies of Seller described in
Schedule 2.33 hereof. Such insurance policies cover potential claims against or affecting BSA which relate to, or are based upon, the conduct of the Business on or prior to the Closing, without any requirement on the part of the Seller subsequent to the Closing to maintain in effect or to pay premiums associated with those policies of Seller described in Schedule 2.33.

     2.34 Biopass S.A. BSA does not own any right, title or interest in the shares of the French company Biopass S.A., BSA has no liabilities and no basis for incurring in the future any liabilities in respect of Biopass S.A.

  3.  Representations of the Buyer.

     The Buyer represents and warrants to the Seller as follows, except as set forth on the respective Schedules attached hereto (which Schedules set forth the exceptions to the representation and warranties under captions referencing the Sections to which such Schedules relate):

     3.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby.

     3.2 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. This Agreement has been, and each other agreement contemplated hereby to which the Buyer is a party will be, duly executed and delivered by the Buyer. The execution, delivery and performance by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate or conflict with the provisions of any law, rule or regulation applicable to the Buyer; (b) violate or conflict with the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator to which the Buyer is a party or to which any of Buyer's property is subject; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it is a party or by which the Buyer or any of Buyer's property is or may be bound, except in each instance where such violation, conflict, breach, termination, default, acceleration, or Encumbrance would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement. Schedule
3.2 attached hereto sets forth a true, correct and complete list of all authorizations, consents, approvals or waivers from, notifications to, or filings with any third party (including without limitation any governmental body or authority) that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

     3.3 Brokers. The Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

  4.  Access to Information; Confidentiality; Public Announcements.

     4.1  Access to Management, Properties and Records.

     (a) From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records (including without limitation tax reports, returns and related materials) of BSA and of the Seller relating to the Business, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of BSA and of the Seller relating to the Business, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the Business as the Buyer shall reasonably request.

     (b) The Seller shall authorize the release to the Buyer of all files pertaining to the Seller, BSA, the Assets or the Business held by any federal, state, county, local or foreign authorities, agencies or instrumentalities.

     4.2 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of the Seller or the Buyer which shall have been furnished by the Buyer or the Seller to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein or as required by law. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties (except as required by law) or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto (until such information is disclosed to the public or becomes generally known in the industry other than as a result of a breach of this Section 4.2).

     4.3 Public Announcements. The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements concerning this Agreement and the purchase of the Business by the Buyer shall be subject to the approval of both parties, which approval shall not be unreasonably withheld.

     In the event that either party is required to issue a press release or make a public announcement or filing by law, it will notify the other party prior to the release of any such public announcement or filing and will provide to the other a copy of any such public announcement or filing. Buyer acknowledges that Seller intends to make a public announcement upon the execution of this Agreement.

  5.  Pre-Closing Covenants of the Seller.

     The Seller covenants that from and after the date hereof and until the Closing Date:

     5.1 Conduct of Business. The Seller, BSA and BSG shall carry on the Business diligently and in the ordinary course and shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting, computation of Taxes or operation, and shall not ship or deliver any quantity of chromatographic media products or any other products relating to the Business in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer. All of the property of the Seller, BSA and BSG which relates to the Business shall be used and maintained in a normal business manner consistent with past practice. Each of the Seller, BSA and BSG shall (a) in a manner consistent with past practice, maintain, preserve and protect its properties and assets and the Business, including without limitation, its relationships with its employees, independent contractors, suppliers and customers and its goodwill, and (b) comply with all laws, ordinances, rules, regulations and orders applicable to the Business.

     5.2 Absence of Material Changes. Without the prior written consent of the Buyer, the Seller shall not, with respect to the Business, and BSA shall not, in any case:

     (a) Merge or consolidate or take any action to enable BSA to merge or consolidate with or into any corporation or other entity;

     (b) Make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Tax due;

     (c) Fail to operate the Business and maintain its books, accounts and records with respect to the Business in the customary manner and in the ordinary or regular course of business; provided, however, that Seller and BSA shall be entitled to take any and all actions they deem necessary in connection with (i) the transfer of the APHP/BSA Patent (as defined in Schedule 2.22(a) Part B) and the Contrat de Copropriete by and between BSA and L'Assistance Publique-Hopitaux de Paris ("APHP"), in the event that BSA receives the approval of APHP to assign to Biosphere Medical, S.A., a French societe anonyme("Biosphere") (or to the Seller or other Affiliate of the Seller) all of BSA's right, title and interest in and to the APHP/BSA Patent, and (ii) the termination of the draft Contrat de License de Fabrication et de Commercialisation by and between Guerbet Biomedical S.A. ("Guerbet") by and among BSA, APHP and Guerbet dated as of November 26, 1993 and the subsequent execution of a Termination Agreement ("Protocol D'Accord") by and among BSA, APHP and Guerbet relating thereto; and, provided, further that Seller may cause BSA to transfer to Biosphere those assets of BSA identified on Exhibit D;

     (d) Enter into any leases, contracts, agreements or understandings other than (i) purchase orders for the sale of products produced by the Business and
(ii) those leases, contracts, agreements or understandings entered into in the ordinary course of business calling for payments which do not exceed $10,000 per year for each such lease, contract, agreement or understanding, provided, however, that Seller and BSA may take any and all actions necessary, and incur expenses as is necessary, to maintain, prosecute and protect Intangible Property; or

     (e) Take any action or omit to take any action which would result in the inaccuracy of any of the Seller's representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission;

     (f) Knowingly cause or permit to occur any of the events or occurrences described in Section 2.12; or

     (g) Commit or agree to do any of the foregoing in the future.

     5.3 Taxes. The Seller, BSA or BSG shall, on a timely basis, prepare in compliance with all applicable regulations and file all Tax Returns for and pay any and all Taxes which shall become due on account of the operation of the Business or the ownership of the Assets on or prior to the Closing Date, provided that the Seller shall furnish the Buyer with a copy of any Tax Return of BSA or BSG at least 10 days prior to its filing date and the Buyer shall have the opportunity to review any such Tax Return and supporting workpapers and schedules and must consent to the filing of any such Tax Return.

     5.4 Communication with Customers and Suppliers. The Seller, BSA and the Buyer will cooperate in communicating with suppliers and customers of the Business regarding the transfer of the Assets to the Buyer.

     5.5 Compliance with Laws. The Seller, BSA or BSG will comply with all laws and regulations which are applicable to either Seller's ownership of the Assets or to the conduct of the Business and will perform and comply with all Contracts, commitments and obligations by which they are bound and which, in the case of the Seller, relate to the Business.

     5.6 Continuing Obligation to Inform. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete at any time after the date hereof until the Closing Date. No such supplemental information shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless the Buyer specifically agrees thereto in writing. In addition, the Seller shall file all reports required to be filed by it with the SEC between the date hereof and the Closing Date and shall deliver to the Buyer copies of all such reports promptly after filing.

     5.7 No Solicitations. The Seller will not take, nor will it permit BSA, any Affiliate of the Seller or Sepracor, Inc. (or authorize or permit any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of the Seller, BSA, any such Affiliate or Sepracor, Inc.) to take, directly or indirectly, any action to solicit, encourage, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Business or permitting access to the Assets or books and records of BSA or of Seller relating to the Business) any Acquisition Proposal (as hereinafter defined); provided, however, that if, at any time prior to the closing of the sale and purchase of the Assets contemplated by this Agreement, the Seller's Board of Directors determines in reasonable good faith, with the advice of outside counsel, that it would be a violation of its fiduciary duties to the Seller's stockholders under applicable law not to do so, the Seller may, in response to a Superior Proposal (as hereinafter defined), furnish information to and participate in negotiations with the third party making such Superior Proposal.

     For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal, offer, discussions or negotiations looking toward (i) an acquisition of more than 50% of the outstanding capital stock entitled to vote in the election of directors of the Seller or BSA or any sale of all or substantially all of the assets of Seller related to the Business, or all or substantially all the assets of BSA, (ii) a merger, consolidation, share exchange or other business combination transaction with or involving the Seller or BSA in which the Seller or BSA, as the case may be, would not be the surviving entity, or
(iii) an option or right to effect any transaction within the scope of the foregoing clauses (i) or (ii).

     For purposes of this Agreement, a "Superior Proposal" means a bona fide Acquisition Proposal from a third party to acquire, directly or indirectly (by means of a tender or exchange offer, merger, consolidation, share exchange reorganization, stock or asset purchase or other business combination transaction, recapitalization, liquidation, dissolution, or similar transaction, or otherwise) 50% or more of the stock or assets of the Seller or BSA or all or substantially all of the assets of the Seller relating to the Business in one transaction or a series of transactions, on terms which the Seller's Board of Directors determines in its reasonable good faith judgment (after consultation with an independent investment banking adviser of nationally recognized reputation) to be more favorable from a financial point of view to the Seller's stockholders than the transaction contemplated by this Agreement and for which financing, to the extent required, is then committed or reasonably capable of being obtained by such third party.

     The Seller shall notify the Buyer no later than 24 hours after receipt by the Seller (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Seller or BSA by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal (the "Competing Offeror"). Such notice to the Buyer shall be made orally and in writing and shall indicate in reasonable detail the identity of the Competing Offeror and the terms and conditions of such proposal, inquiry or contact. The Seller shall notify the Buyer of the occurrence and substance of any discussions held with any such Competing Offeror within 24 hours of the occurrence of such discussions. The Seller shall notify the Buyer at least 48 hours prior to accepting or agreeing to a Superior Proposal or making any public announcement of its intention to do so or to recommend a Superior Proposal to its stockholders or to withdraw its recommendation for approval of this Agreement and the transactions contemplated hereby or to engage in a Superior Proposal.

  6.  Best Efforts to Obtain Satisfaction of Conditions.

     The Seller and the Buyer covenant and agree to use their reasonable best efforts and the Seller covenants to cause BSA to use its reasonable best efforts to obtain the satisfaction of the conditions to closing specified in this Agreement. In particular, the Seller shall, and shall cause BSA to, seek and use reasonable best efforts to obtain all consents and approvals set forth on Schedules 2.3 and 2.24.

     As promptly as practicable after the execution and delivery of this Agreement, Seller shall prepare and file with the SEC the information statement relating to the written consent of the stockholders approving this Agreement and the transactions contemplated hereby (the "Information Statement"). Seller shall use all reasonable efforts to obtain the approval of the SEC to circulate the Information Statement as soon after such filing as reasonably practicable. If at any time prior to the Closing Date any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which should be set forth in a supplement to the Information Statement, Seller shall promptly inform the Buyer and shall prepare and provide such supplement to its stockholders.

  7.  Conditions to Obligations of the Buyer.

     The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

     7.1 Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations. The representations and warranties of the Seller contained in this Agreement (including the Schedules hereto) and all certificates delivered to Buyer by Seller on or prior to the Closing Date pursuant to this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made and such certificates were delivered on and as of such date, except for any representation, warranty or certificate which speaks as of a specified date, in which case such representation, warranty or certificate shall be true as if made on or delivered as of such specified date. The Seller and BSA shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

     7.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken and shall be reasonably satisfactory to Buyer and its counsel.

     7.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, with which a filing or notification must be made or given or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Business by the Buyer shall have consented to, authorized, permitted or approved such transactions, including without limitation those set forth on
Schedule 2.24, and such consents, authorizations, approvals, filings or notifications shall be reasonably satisfactory to the Buyer and its counsel, and copies thereof shall be delivered to the Buyer at or prior to the Closing.

     7.4 Consents of Lenders, Lessors and Other Third Parties. The Seller shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.3 attached hereto, and such consents and approvals shall be reasonably satisfactory to the Buyer and its counsel, and copies thereof shall be delivered to the Buyer at or prior to the Closing.

     7.5 Adverse Proceedings. No injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby, and no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement. No federal, state, local or foreign statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby or restrict or impair the ability of the Buyer to purchase or own the Assets or conduct the Business.

     7.6 Update. The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the Interim Date and for each of Seller, BSA and BSG, of:

     (a) the Inventory of the Business;

     (b) the Fixed Assets of the Business;

     (c) the Accounts Receivable of the Business, including an aging thereof;

     (d) the accounts, accounts payable, accrued expenses, notes and notes payable and other liabilities and obligations of BSA;

     (e) all long-term debt of BSA;

     (f) all unfilled customer orders of the Business, and

     (g) all cash and cash equivalents of BSA.

     7.7 Employment Matters. Prior to the Closing Date, the Seller shall give written notice to each individual who performs services for the Seller which relate to the operation of the Business of such individual's termination, which termination will become effective on or prior to the Closing Date. The Buyer agrees to offer employment to each of the individuals listed on Schedule 2.18
(d) on such terms, including geographic location, as the Buyer may propose, which employment shall be effective as of the Closing Date. It is understood and agreed, however, that the Buyer shall have no obligation with respect to any such individuals who do not accept the Buyer's offer of employment. The Buyer is not assuming any liability for salary, commissions, bonuses, vacation, sick leave, maternity leave or other compensation, fringe benefits or termination or severance benefits due to such individuals, whether accrued, contingent or otherwise.

     7.8 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

     (a) a bill of sale substantially in the form attached hereto as Exhibit E;

     (b) such instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Buyer as the Buyer shall reasonably request, including without limitation patent, trademark and copyright assignments;

     (c) copies of the general ledgers and books of account of the Seller, and all federal, state and local income, franchise, property and other tax returns filed by the Seller with respect to the Assets;

     (d) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 as the Buyer shall reasonably request;

     (e) a certificate of the Secretary of State of Delaware as to the legal existence and good standing (including tax) of the Seller in Delaware;

     (f) a certificate of the Secretary of the Seller attesting to the incumbency of the Seller's officers, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 2.1;

     (g) estoppel certificates from each lessor from whom the Seller or BSA leases real or personal property consenting to the assumption of such lease by the Buyer;

     (h) the schedules listed in Section 7.6;

     (i) cross receipt executed by the Buyer and the Seller;

     (j) opinions of counsel to the Seller and BSA in the forms attached hereto as Exhibit F;

     (k) a certified copy of the share transfer register ("registre des mouvement de titres") and of the shareholders accounts ("comptes d'actionnaires") evidencing that at Closing the Seller is the sole owner of all of the BSA Shares;

     (l) a share transfer form ("ordre de mouvement de titres") relating to the BSA Shares duly executed by the Seller in favor of the Buyer;

     (m) evidence that those assets of BSA identified on Exhibit D have been duly transferred prior to Closing;

     (n) resignations of the officers and directors of BSA and BSG;

     (o) copies of the by-laws and "extrait K-bis" of BSA dated no earlier than 8 days before the date of the Closing, certified by the Seller as true, correct and complete;

     (p) the executed Escrow Agreement;

     (q) a certified copy of the minutes (reproduced on the official register) of the meeting of the Board of Directors of BSA approving (i) the transfer of the BSA Shares and (ii) the Buyer as a new shareholder of BSA; and

     (r) such other documents, instruments or certificates as the Buyer may reasonably request.

     7.9 Cross-License Agreement. The Buyer and the Seller shall have entered into a Cross License Agreement in substantially the form of Exhibit G attached hereto.

     7.10 Non-Competition Agreement. Jean-Marie Vogel shall have entered into a Non-Competition Agreement with the Buyer in substantially the form of Exhibit H hereto.

     7.11 Stockholder Approval. The stockholders of the Seller shall have authorized and approved the transactions contemplated by this Agreement.

     7.12 Name Change. The Buyer shall have received evidence reasonably satisfactory to it and its counsel that the Seller and each of its Affiliates (other than BSA) has amended its organizational documents to remove the word "BioSepra" from its legal name.

     7.13 Closing Balance Sheet. The Buyer shall have received the Closing Balance Sheet certified by the Seller's Chief Financial Officer, and the Inventory as reflected thereon shall not be less than $2,800,000 if the Closing occurs, as provided in Section 1.7 hereof, on May 17, 1999. If the Closing takes place at a later date, the Inventory may be less than $2,800,000 by an amount no greater than that which is consistent with the obligation of the Seller, as provided in Section 5.1 hereof, to conduct the Business in the ordinary course, provided that in no event will the Inventory be less than $2,300,000.

     7.14 Boschetti Senior Management Retention Agreement. The Senior Management Retention Agreement between the Seller and Mr. Egisto Boschetti dated October 22, 1997 shall have been terminated in a form satisfactory to the Buyer and its counsel and the Buyer shall have received evidence of such termination.

     7.15 Release of Security Interests. On or prior to the Closing, Fleet National Bank shall have taken all actions necessary to release any Assets and any assets of BSA and BSG (including, without limitation, Intangible Property), held as security by it to secure payment for any loans or commitments pursuant to any agreement with Seller or BSA, including the filing of Forms UCC-3s and any other filings which are required by the U.S. Patent and Trademark Office.

  8.  Conditions to Obligations of the Seller

     The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

     8.1 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer contained in this Agreement (including the Schedules hereto), and all certificates delivered to the Seller by the Buyer on or prior to the Closing Date pursuant to this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made and such certificates were delivered on and as of such date, except for any representation, warranty or certificate which speaks as of a specified date, in which case such representation, warranty or certificate shall be true as if made on or delivered as of such specified date. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     8.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

     8.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, with which a filing or notification must be made or given or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, and such consents, authorizations, approvals, filings or notifications shall be reasonably satisfactory to the Buyer and its counsel, and copies thereof shall be delivered to the Buyer at or prior to the Closing.

     8.4 Adverse Proceedings. No injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby, and no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets. No federal, state, local or foreign statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby.

     8.5 Closing Deliveries. The Seller shall have received at or prior to the Closing each of the following documents:

     (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

     (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

     (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

     (d) Instrument of Assumption of Liabilities executed by the Buyer;

     (e) payment of the Purchase Price, as adjusted in accordance with the terms of this Agreement;

     (f) cross receipt executed by the Buyer and the Seller; and

     (g) an opinion of counsel to the Buyer in the form attached hereto as
Exhibit I;

     (h) the executed Escrow Agreement; and

     (i) such other documents, instruments or certificates as the Seller may reasonably request.

     8.6 Cross-License Agreement. The Buyer and Seller shall have entered into a Cross-License Agreement in substantially the form of Exhibit G attached hereto.

     8.7 Supply Agreement. The Buyer and Seller shall have entered into a Supply Agreement in substantially the form of Exhibit J attached hereto.

     8.8 Stockholder Approval. The stockholders of the Seller shall have authorized and approved the transactions contemplated by this Agreement.

     8.9 Sale of Name. On the Closing Date, the Seller shall assign the name "BioSepra" to the Buyer, provided, however, that the Seller shall be entitled to use the name following the Closing Date solely to the extent that the name appears on business and financial reports of the Seller printed prior to the Closing Date, including without limitation the Company Reports. Notwithstanding the foregoing, following the Closing

Date, Seller shall not initiate any new business relationships of any form under the name. The Seller shall execute such applications to governmental authorities, consents and other documents and take such other action as Buyer may reasonably request in order to enable the Buyer to use and register, as the Buyer may desire, such name and any variation thereof.

  9.  Termination of Representations and Covenants

     All representations and warranties made by the parties herein, in the Schedules hereto or in any instrument or document furnished pursuant to this Agreement shall survive the Closing in accordance with Section 13 below. All covenants made by the parties herein, in the Schedules hereto or in any instrument or document furnished pursuant to this Agreement shall survive the Closing.

  10.  Post-Closing Agreements

     10.1 Proprietary Information. The Seller agrees that from and after the Closing Date:

     (a) The Seller shall hold in confidence, and shall cause its officers, directors and personnel to hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

     (b) The Seller agrees that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

     10.2 No Solicitation or Hiring of Former Employees. Except with respect to employees of Buyer or BSA who, following the closing, may be terminated by Buyer or BSA for reasons other than serious default ("faute lourde"), or a period of five years after the Closing Date, the Seller shall not solicit any person who was an employee of either the Seller or BSA on the date hereof or on the Closing Date, other than Mrs. Gratienne Lecomte, to terminate his or her employment with the Buyer or BSA or any of their affiliates or to become an employee of either the Seller or any of its affiliates or hire or recommend that any other employer hire any person who was such an employee on the date hereof or on the Closing Date.

     10.3  Non-Competition Agreement.

     (a) For a period of five years after the Closing Date, neither the Seller nor any Affiliate thereof shall, directly or indirectly, as owner, partner, joint venturer, stockholder, or in any capacity whatsoever engage in, become financially interested in, render any consultation or business advice with respect to, or have any connection with any business competitive with the Business as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Seller or any Affiliate thereof conducted the Business during the two years prior to the Closing Date. In addition, neither the Seller nor any of its Affiliates shall, directly or indirectly, during such five-year period, request or cause any suppliers or customers of the Business to cancel or terminate any such business relationship with the Buyer, BSA or BSG.

     (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.3 are reasonable. The Seller hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 10.3 on the ground of the breadth of its geographic or product and service coverage or length of term. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

     10.4 Use of Name. Except for the limited use provided for in Section 8.9 hereof, the Seller agrees not to use, and to cause its Affiliates not to use, the name "BioSepra" or any derivation thereof or any name which is confusingly similar thereto after the Closing Date in connection with any business whatsoever.

     10.5 Cooperation in Litigation. Each party hereto will cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     10.6 Access to Books and Records. The Seller shall have the right for a period of six years following the Closing Date to have reasonable access to, where there is a legitimate purpose, upon prior written notice specifying the need therefor, such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement. The Buyer shall not destroy any such books, records or accounts retained by it without first providing the Seller with the opportunity to obtain or copy such books, records or accounts.

     10.7 Intangible Property Cooperation. The Seller covenants and agrees that, at any time upon the request of the Buyer, and at the Buyer's expense, the Seller will communicate to the Buyer all information known to the Seller relating to the Intangible Property used in connection with the Business, including without limitation all inventions, patents, patent applications, trademarks, service marks, trademark applications, service mark applications, trademark registrations, service mark registrations, trade secrets, works of authorship, designs, copyrights and licenses in the United States and worldwide, and that the Seller will execute and deliver any papers, make all rightful oaths, testify in any legal proceedings and perform all other lawful acts deemed necessary or desirable by the Buyer to obtain, register, patent, perfect title, enforce or defend the Intangible Property used in connection with the Business or to assist the Buyer in defending against claims related to such Intangible Property in the United States and worldwide.

     10.8 Retention Bonus Agreements. The Buyer agrees that it or BSA will, after the consummation of the Closing, offer to enter into retention agreements in substantially the forms attached as Exhibits K-1 and K-2 hereto with all individuals named on Exhibit K who perform services for BSA and individuals named in Exhibit K who perform services for the Seller with respect to the Business and who accept the Buyer's offer of employment.

     10.9 Biosphere Agreement. Buyer covenants and agrees from and after the Closing Date to cause BSA to perform all of its obligations under the Contrat de Licence de Fabrication et de Commercialisation, by and between BSA and Biosphere dated as of February 24, 1999 and the Contrat de Copropriete by and between BSA and APHP. Buyer further covenants and agrees that from and after the Closing Date, in the event that BSA receives the approval of APHP to assign to Biosphere all of BSA's right, title and interest in and to the APHP/BSA Patent (as defined in Schedule 2.22(a) Part B), Buyer shall, at Seller's cost and request, cause BSA to promptly execute and deliver any and all instruments, documents, agreements or understandings and perform all other lawful acts deemed reasonably necessary or desirable by Seller in connection with the transfer of BSA's interest to Biosphere, including paying any and all Taxes relating to or arising in connection with such transfer.

     10.10 Beckman Agreements. Buyer acknowledges that Seller is party to certain agreements by and between Seller and Beckman Instruments, Inc. ("Beckman"), as set forth in Exhibit L hereto. Buyer covenants and agrees from and after the Closing Date to make available to Seller or Beckman, as the case may be, on the terms set forth in Exhibit L, such quantities of the Products (as such term is defined in such Exhibit) as may be requested by Seller or Beckman from time to time following the Closing.

     10.11 BSA Account Receivable. The Buyer acknowledges that, as of the Closing Date, BSA will have an account receivable from Biosphere in the amount of FF 800,000 (the "Biosphere Receivable"). Such receivable consists of the purchase price paid by Biosphere for certain assets not related to the Business which were transferred to Biosphere prior to the Closing. The Buyer agrees that the indebtedness represented by the Biosphere Receivable will be forgiven, and the Biosphere Receivable will be terminated, within 30 days following the Closing. In connection with the foregoing, the Seller represents and warrants that the sale of the assets by BSA to Biosphere as disclosed herein will be conducted in accordance with applicable provisions of French law and with business practices in France which are necessary and appropriate for transactions of such nature and that any tax liability incurred by BSA following the Closing relating to this transaction, other than as set forth herein, shall be considered as "Taxes" for purposes of this Agreement for which Seller shall be liable in accordance with the terms hereof. The parties hereto agree that any tax liability incurred by BSA in connection with such forgiveness of debt will be borne by the Seller to the extent that the amount giving rise to such tax liability exceeds FF 800,000, and in such case, the liability of the Seller shall apply to the tax on the excess amount.

     10.12 Boschetti Supplementary Benefits Agreement. The Buyer agrees that, after the consummation of the Closing, Buyer will cause BSA to offer to enter into a supplementary benefits agreement in substantially the form attached as Exhibit M hereto with Mr. Egisto Boschetti.

     10.13 Services Agreement. Following the Closing Date, Buyer shall cause BSA to comply with the arrangements set forth in Exhibit N with respect to Francois Bailly and Nicolas Voute.

     10.14 Consulting Agreement. The Buyer agrees that, after the consummation of the Closing, Seller may offer to enter into a consulting agreement in substantially the form attached as Exhibit O hereto with Mr. Egisto Boschetti.

  11.  Termination of Agreement.

     11.1 Termination by Lapse of Time. This Agreement may be terminated by either the Buyer or the Seller, if the transactions contemplated hereby have not been consummated by June 30, 1999, unless such date is extended by the written consent of the parties hereto (provided that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the conditions precedent to the transactions contemplated by this Agreement to occur on or before such date and such failure constitutes a breach of this Agreement).

     11.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto.

     11.3 Termination by the Seller. This Agreement may be terminated by the Seller at any time prior to the Closing if the Seller shall have accepted, approved or resolved to accept or approve a Superior Proposal in compliance with the terms of Section 5.7.

     11.4 Termination by the Buyer. This Agreement may be terminated by the Buyer at any time prior to the Closing if (a) the Board of Directors of the Seller shall have withdrawn or modified its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to the Buyer or shall have resolved or publicly announced or disclosed its intention to do so; or (b) the Board of Directors of the Seller shall have recommended a Superior Proposal to the stockholders of the Seller or shall have resolved or publicly announced its intention to recommend or accept a Superior Proposal; or (c) a tender offer or exchange offer which if completed would result in the ownership by any person and such persons affiliates of fifty percent (50%) or more of the outstanding shares of the Seller's Common Stock shall have been commenced and the Board of Directors of the Seller shall have filed a Statement on Form 14D-9 recommending acceptance of such tender or exchange offer or shall have resolved or publicly announced its intention to recommend acceptance of such tender or exchange offer.

     11.5 Termination by Buyer or Seller By Reason of Breach. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any material condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any material condition or obligation hereunder; provided that in either case the party alleged to be in material breach shall have received written notice of such material breach or material non-performance and such material breach or material non-performance has remained uncured for a period of ten (10) days after such notice has been received.

     11.6 Effect of Termination. In the event of termination of this Agreement as provided herein, this Agreement shall immediately become void and there shall be no liability or obligation on the part of either the Seller or the Buyer, or their subsidiaries and their respective officers, directors, stockholders or Affiliates, except as set forth in Section 12 and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 12 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

  12.  Fees and Expenses.

     (a) Except as set forth in this Section 12, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

     (b) The Seller shall pay the Buyer up to $300,000 as reimbursement for reasonable and documented legal and accounting fees and expenses actually incurred by the Buyer relating to the transaction contemplated by this Agreement upon a termination of this Agreement by the Buyer pursuant to Section 11.5.

     (c) The Buyer shall pay the Seller up to $300,000 as reimbursement for reasonable and documented legal and accounting expenses actually incurred by the Seller relating to the transaction contemplated by this Agreement upon a termination of this agreement by the Seller pursuant to Section 11.5.

     (d) The Seller shall pay to the Buyer a termination fee of $300,000 upon a termination of this Agreement by the Seller pursuant to Section 11.3 or by the Buyer pursuant to Section 11.4 and, in the event that, there is consummated within 12 months after the date of such termination a transaction resulting from an Acquisition Proposal, an additional fee of $500,000. In no event shall Buyer be entitled to fees and expenses both under this clause (d) and under any other clause of this Section 12.

     (e) The Buyer shall pay all expenses related to the relocation after Closing of fixed assets and inventory transferred to Buyer under this Agreement.

  13.  Indemnification.

     13.1 Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of eighteen
(18) months thereafter, regardless of any investigation made by Buyer or Seller or on their behalf; provided, however, (i) that the representations and warranties relating to Taxes, compliance with Environmental Laws, product liability matters and matters relating to the infringement or misappropriation of intellectual property of others on or prior to the Closing shall survive and remain in full force and effect for the period equal to the applicable statute of limitations relating thereto; and (ii) the representations and warranties set forth in Sections 2.2, 2.4 and 2.22(b), insofar as they relate to the ownership of the BSA Shares and the BSG Shares (including the lack of Encumbrances thereon), the outstanding capitalization of BSA and BSG, the ownership of (or valid rights to use) the Assets and all assets of BSA and BSG (including the lack of Encumbrances, other than Permitted Encumbrances thereon) and the ownership of or right to use the Intangible Property, shall survive and remain in full force and effect forever; and provided further that any representation or warranty with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, shall survive (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

     13.2 Indemnification Provisions for Benefit of Buyer. (a) In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) any of its representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to Section 13.1 above, provided that Buyer makes a written claim for indemnification against Seller within such survival period, then Seller agrees to indemnify Buyer and its affiliates and their respective officers, directors and stockholders (each, a "Buyer Indemnified Party") from and against the entirety of any Adverse Consequences (as hereinafter defined) they may suffer through and after the date of the claim for indemnification (including any after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach); provided, however, that Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach) of any representation or warranty of Seller until the Buyer Indemnified Parties have, in the aggregate, suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $120,000 (the "Basket Amount") aggregate threshold (at which point Seller will be obligated to indemnify the Buyer Indemnified Parties from and against all Adverse Consequences in excess of the threshold amount) and provided further that Seller's maximum liability arising out of the transactions contemplated by this Agreement shall not exceed the Purchase Price (the "Seller's Liability Limitation"). Notwithstanding anything herein to the contrary, neither the Basket Amount nor the Seller's Liability Limitation shall apply to any Adverse Consequences suffered by any Buyer Indemnified Party relating to (i) Seller's obligation to refund any amount of the Purchase Price, as determined and adjusted in accordance with Section 1.3, (ii) the representations and warranties referred to in Sections 13.1 (i) above and 13.1(ii) above (but only insofar as 13.1(ii) relates to ownership of BSA Shares and the BSG Shares (including the lack of Encumbrances thereon) and the outstanding capitalization of BSA and
BSG), (iii) for fraud, or (iv) Buyer's compliance with the obligations set forth in Sections 10.9 and 10.11 hereof. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement (with the approval of the other party if required pursuant to the provisions of this Section 13), liabilities, obligations, Taxes (including, without limitation, any decrease in the amount of net operating loss carryovers of BSA, multiplied by BSA's statutory tax rate in France, resulting from any audit adjustment for periods prior to the Closing Date), liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses incurred in investigation or defense of any of the same or asserting its rights hereunder.

     (b) Seller agrees to indemnify the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, relating to, in the nature of or caused by any liability of Seller which is not an Assumed Liability.

     (c) Seller agrees to indemnify the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, relating to, in the nature of or caused by (i) any liability of BSA or BSG for Taxes arising from the operation of the Business on or prior to the Closing Date (including, without limitation, Taxes relating to the matters described on Schedule 2.13 and in Sections 10.9 and 10.11, except to the extent set forth therein), other than with respect to Taxes or charges, if any, as set forth in Section 14 below; (ii) any liability or obligation of BSA or BSG arising out of the conduct of the Business on or prior to the Closing Date under Environmental Laws; (iii) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by BSA or BSG, or alleged to have been made by BSA or BSG, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold, licensed or leased by or on behalf of BSA or BSG on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or lost profit; and (iv) any infringement or alleged infringement of any patent, trademark, tradename, copyright or other property right of any other person or entity arising out of any action of BSA or BSG on or prior to the Closing Date, or any misappropriation or misuse of any trade secret or confidential or proprietary invention, discovery, process, formula, know-how, technology or information or other similar right of another arising out of any action of BSA or BSG on or prior to the Closing Date.

     13.3 Indemnification Provisions for Benefit of Seller. (a) In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to Section 13.1 above, provided that Seller makes a written claim for indemnification against Buyer within such survival period, then Buyer agrees to indemnify Seller and its affiliates and their respective officers, directors and stockholders (each, a "Seller Indemnified Party") from and against the entirety of any Adverse Consequences they may suffer through and after the date of the claim for indemnification (including any Adverse Consequences after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach); provided, however, that Buyer shall not have any obligation to indemnify any Seller Indemnified Party from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach) of any representation or warranty of Buyer until the Seller Indemnified Parties have, in the aggregate, suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a the Basket Amount (at which point Buyer will be obligated to indemnify the Seller Indemnified Parties from and against all Adverse Consequences in excess of the threshold amount), and provided further that Buyer's maximum liability arising out of the transactions contemplated by this Agreement shall not exceed the Purchase Price, except for fraud.

     (b) Buyer agrees to indemnify the Seller Indemnified Parties from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, relating to, in the nature of or caused by any Assumed Liability.

     13.4 Matters Involving Third Parties. (a) If any third party shall notify any Buyer Indemnified Party or any Seller Indemnified Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 13, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,
(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 13.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably).

     (d) In the event any of the conditions in Section 13.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 13.

     13.5 Adjustments to Indemnification Payments. Any payment made by one party to another party pursuant to this Section 13 in respect of any claim shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim.

     13.6 Escrow Fund. At the Closing, $1,000,000 of the Purchase Price shall be deposited by Buyer with the Escrow Agent to secure Seller's indemnification obligations under this Section 13 pursuant to the Escrow Agreement. Such escrow shall not limit or preclude a Buyer Indemnified Party from asserting any other rights or seeking any other remedies against Seller pursuant to this Section 13.

  14.  Transfer and Sales Tax

     Each of the Seller, BSA and the Buyer, as the case may be, shall be responsible for and shall pay (a) all sales, use and transfer Taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder, in each case, to the extent such party is required by local law or custom to pay such Taxes or charges. In furtherance of the foregoing, and not by way of limitation thereof, Buyer shall pay any transfer Taxes under French law relating to or arising out of the Buyer's purchase of the BSA Shares. If the Buyer or the Seller, as the case may be, shall fail to pay such amounts on a timely basis, the other party may pay such amounts to the appropriate governmental authority or authorities, and the Buyer or the Seller, as the case may be, shall promptly reimburse such other party for any amounts so paid.

  15.  Notices

     Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by federal express or comparable courier service, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

    To the Seller       BioSepra Inc.
                        111 Locke Drive
                        Marlborough, MA 01752
                        Attn: President

    With a copy to:     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                        One Financial Center
                        Boston, MA 02111
                        Attn: William T. Whelan, Esq.

    To the Buyer:       Life Technologies, Inc.
                        9800 Medical Center Drive
                        Rockville, MD 20850-3321
                        Attn: Director, Corporate Development

    With copies to:     Life Technologies, Inc.
                        9800 Medical Center Drive
                        Rockville, MD 20850-3321
                        Attn: General Counsel

    and                 Fulbright & Jaworski L.L.P.
                        666 Fifth Avenue
                        New York, NY 10103
                        Attn: Mara Rogers, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) three business days after being sent, if sent by registered or certified mail or (c) two business days after being sent by federal express or comparable courier service.

  16.  Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate of Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

  17.  Entire Agreement; Amendments; Attachments

     (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

     (b) The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

  18.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

  19.  Section Heading

     The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

  20.  Severability

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

  21.  Counterparts

     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall be one and the same document.

  22.  No Third Party Beneficiaries

     Except as set forth in Section 13, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

  23.  Effect of Due Diligence

     No investigation by or on behalf of the Buyer into the business, operations, prospects, assets or condition (financial or otherwise) of the Seller, BSA or the Business shall diminish in any way the effect of the representations and warranties made by the Seller in this Agreement or shall relieve the Seller of any of its obligations under this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                          BUYER:

                                          LIFE TECHNOLOGIES, INC.

                                          By:      /s/ C. ERIC WINZER

                                            ------------------------------------
                                            Name: C. Eric Winzer
                                            Title:  Vice President Finance and
                                                Chief Financial Officer

                                          SELLER:

                                          BIOSEPRA INC.

                                          By:     /s/ JEAN-MARIE VOGEL

                                            ------------------------------------
                                            Jean-Marie Vogel
                                            President and Chief Executive
                                              Officer

                                                                       EXHIBIT B

April 14, 1999

Board of Directors
BioSepra, Inc.
111 Locke Drive
Marlborough, Massachusetts 01752

     Attention: Jean-Marie Vogel

Members of the Board:

     You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, to the holders of common stock of BioSepra Inc. (the "Common Stock"), a Delaware corporation ("BioSepra"), of the purchase agreement (together with all exhibits and schedules thereto, the "Purchase Agreement") by and between BioSepra, and Life Technologies Inc., a Delaware corporation ("Life Technologies").

     BioSepra proposes entering into a Purchase Agreement, dated April 14, 1999, to sell certain assets and transfer certain liabilities (the "Transferred Business") to Life Technologies. In consideration for the Transferred Business, Life Technologies will pay BioSepra $12 million in cash (the "Purchase Price"), subject to certain adjustments depending on the level of specific BioSepra balance sheet items at the time of the closing of the transaction: (i) if BioSepra's current assets are above or below $5.25 million, a respective dollar-for-dollar increase or decrease will be made to the Purchase Price; and
(ii) if BioSepra's total liabilities are above or below $850,000 a respective dollar-for-dollar decrease or increase will be made to the Purchase Price.

     BioSepra and Life Technologies have entered into additional agreements regarding cross-licensing and supply arrangements following consummation of the sale transaction. The Board has not requested, nor have we delivered, any opinion on the fairness of these two additional agreements.

     Adams, Harkness & Hill, Inc., as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render a Fairness Opinion by the Board of Directors of BioSepra in connection with the Purchase Agreement and will receive a fee payable upon rendering this Fairness Opinion. We, in the ordinary course of our business, may trade in the Common Stock for our own account and for the accounts of our customers. Accordingly, we may at any time hold a long or short position in the Common Stock.

     We are expressing no opinion as to the value of the Common Stock either now, upon consummation of the Purchase Agreement, or at any other time. Our Fairness Opinion as expressed herein is limited to the fairness, from a financial point of view, of the terms of the Purchase Agreement as a whole to holders of the Common Stock as of the date hereof and does not address BioSepra's underlying business decision to complete the Purchase Agreement.

     In developing our Fairness Opinion, we have, among other things: (i) reviewed the financial information contained in BioSepra's Annual Report and Form 10-K, dated March 23, 1999; (ii) analyzed and discussed certain financial statements and other financial and operating data concerning BioSepra, including forecasts and estimates prepared by members of the senior management of BioSepra; (iii) conducted due diligence discussions with members of senior management of BioSepra and BioSepra, S.A.; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly traded companies we deem to be relevant and comparable to BioSepra; (v) reviewed the historical market prices for the Common Stock and compared them with those of certain market indices we deem to be relevant; (vi) compared the results of operations of BioSepra with those of certain companies we deem to be relevant and comparable to BioSepra; (vii) compared the financial terms of the Purchase Agreement with the financial terms of certain other mergers and acquisitions to the extent we deemed them to be relevant and comparable to the Purchase Agreement; (viii) participated in certain discussions among representatives of BioSepra and their financial and legal advisors; (ix) reviewed a draft of the Purchase Agreement dated April 9, 1999, and drafts of the related agreements dated April 9, 1999, and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions as of the date hereof.

     In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from BioSepra, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any forecasts reviewed relating to the prospects of BioSepra, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of BioSepra management as to the future financial performance of BioSepra. Our Fairness Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of BioSepra as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of BioSepra. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of BioSepra are as set forth in the consolidated financial statements of BioSepra.

     It is understood that this letter is for the information of the Board of Directors of BioSepra and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by BioSepra with the Securities and Exchange Commission with respect to the Purchase Agreement.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, from a financial point of view, the terms of the Purchase Agreement as a whole are fair to the holders of the Common Stock.

                                          Sincerely,

                                          ADAMS, HARKNESS & HILL, INC.

                                          By:  /s/ GREGORY B. BROWN, M.D.

                                            ------------------------------------
                                            Gregory B. Brown, M.D.
                                            Managing Director

                                       B-2